Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER by and among WINDTREE THERAPEUTICS, INC., WT ACQUISITION CORP., AND CVIE INVESTMENTS LIMITED Dated as of December 21, 2018

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Exhibits

Exhibit A	-	Financing Agreement
Exhibit B	-	Form of Lock-Up Agreement
Exhibit C	-	Form of AEROSURF Warrant
Exhibit D	-	Memorandum of Association & Articles of Association

Schedules
3.23		Directors and Officers of Parent

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 21, 2018, by and among Windtree Therapeutics, Inc., a Delaware corporation (“Parent”), WT Acquisition Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent (“Merger Sub”), and CVie Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 6.13.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company, with the Company as the surviving entity in the merger (the “Merger”) in accordance with this Agreement and the Cayman Islands Companies Law (2018 Revision as amended from time to time) (the “Cayman Companies Law”);

WHEREAS, pursuant to the terms and conditions of this Agreement, after the issuance of shares of Parent Common Stock contemplated hereby and the dividend of the AEROSURF Warrants, but prior to the Private Placement, the holders of Company Ordinary Shares immediately prior to the Closing Date will own a number of shares of Parent Common Stock equal to approximately 66.7% of the Parent Diluted Share Number and the holders of the Specified Parent Equity immediately prior to the Closing Date will own a number of shares of Parent Common Stock equal to approximately 33.3% of the Parent Diluted Share Number;

WHEREAS, the Board of Directors of Parent and Merger Sub have unanimously (a) determined that the Merger and this Agreement are advisable and in the best interests of Parent, its stockholders and Merger Sub and (b) approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Shareholders pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that the Merger and this Agreement are advisable and in the best interests of the Company and its shareholders, (b) approved this Agreement, the Merger, and the other actions contemplated by this Agreement, and (c) has recommended that the shareholders of the Company vote to approve this Agreement, the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the shareholders of the Company have voted to approve this Agreement, the Merger and such other actions as contemplated by this Agreement;

WHEREAS, immediately following the entry into this Agreement, Panacea Venture and certain other investors (collectively, the “Investors”) will consummate the definitive agreement (in the form attached hereto as Exhibit A, as the same may be amended from time to time in accordance with the terms thereof, the “Financing Agreement”) pursuant to which the Investors will (a) purchase a number of shares of Parent Common Stock, and warrants to purchase additional shares of Parent Common Stock and (b) convert outstanding principal and accrued interest with respect to certain loans made to Parent by Affiliates of Lee’s Pharmaceutical Holdings Limited into shares of Parent Common Stock, for an aggregate purchase price of approximately $39,000,000, in each case immediately after the consummation of the Merger (the “Private Placement”);

WHEREAS, in order to induce Parent to cause the Merger to be consummated, the holders of Company Ordinary Shares have executed lock-up agreements relating to sales and certain other dispositions of shares of Parent Common Stock and certain other securities of Parent after the Closing, each in the form of Exhibit B hereto (the “Lock-up Agreements”); and

WHEREAS, Parent has declared a contingent dividend, payable to holders of shares of Parent Capital Stock on the day prior to the date hereof, which dividend entitles the holders of such shares of Parent Capital Stock to receive a number of AEROSURF Warrants, each in the form of Exhibit C hereto (the “AEROSURF Warrants”), which AEROSURF Warrants will result in the holders of Specified Parent Equity immediately prior to the Closing Date owning approximately 33.3% of the of the Parent Diluted Share Number and which dividend will not be deemed final until the filing of a Current Report on Form 8-K with the Securities and Exchange Commission to disclose the consummation of the Merger and the Financing; and

WHEREAS, each Company Ordinary Share is uncertificated and held in book-entry form.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article 1
THE MERGER AND CERTAIN GOVERNANCE MATTERS

Section 1.1     Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Cayman Companies Law, on the Closing Date, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease and be struck off in accordance with the Cayman Companies Law. The Company will continue as the surviving entity following the Merger (the “Surviving Entity”).

Section 1.2     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Cayman Companies Law.

Section 1.3     Closing; Closing Date. On the date hereof (the “Closing Date”) concurrently with the execution and delivery of this Agreement, the Parties shall execute and file with the Registrar of Companies of the Cayman Islands a plan of merger (the “Plan of Merger”) with respect to the Merger, satisfying the applicable requirements of the Cayman Companies Law and in a form reasonably acceptable to Parent and the Company. The consummation of the Merger (the “Closing”) shall take place on the Closing Date at the offices of Dentons US LLP, 1221 Avenue of the Americas, New York, NY 10020 at 4:15 p.m., Eastern Time.

Section 1.4     Memorandum and Articles of Association; Directors and Officers. On the Closing Date effective at the Closing:

(a)     the Memorandum and Articles of Association of the Surviving Entity shall be amended and restated in its entirety to read as set forth on Exhibit D, and as so amended and restated, shall be the Memorandum and Articles of Association of the Surviving Entity, until thereafter amended as provided by the Cayman Companies Law;

(b)     the directors and officers of the Company and each of its Subsidiaries shall resign in their capacity as a director and/or officer of the Company and each of its Subsidiaries, as applicable; and

(c)     the directors and officers of the Surviving Entity, each to hold office in accordance with the Memorandum and Articles of Association of the Surviving Entity, shall be appointed by Parent.

Section 1.5     Conversion of Shares.

(a)     On the Closing Date, upon the Closing and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of any of the foregoing:

(i)     any Company Ordinary Shares owned as treasury stock of the Company or owned by Parent or by any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Closing shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)     subject to Section 1.5(b), each Company Ordinary Share (including all accrued but unpaid dividends thereon (if any)) outstanding immediately prior to the Closing (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be cancelled and automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Shares”).

(b)     No fractional shares of Parent Common Stock shall be issued in connection with Merger as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. Any fractional shares of Parent Common Stock that that would be issuable as a result of the conversion provided for in Section 1.5(a)(ii) shall be rounded up to the next whole share.

(c)     All of the ordinary shares of Merger Sub issued and outstanding immediately prior to the Closing shall be automatically converted into and exchanged for a single validly issued, fully paid and nonassessable ordinary share, $1.00 par value per share, of the Company as the Surviving Entity. The register of members of the Company as the Surviving Entity shall be updated accordingly and to reflect the cancellation of the Company Ordinary Shares referred to in Section 1.5(a)(ii), and each share certificate of Merger Sub evidencing ownership of any such shares shall, on the Closing Date effective as of the Closing, be cancelled and a new share certificate shall be issued to evidence ownership of one ordinary share of the Company as the Surviving Entity.

Section 1.6     Closing of the Company’s Register of Members. On the Closing Date effective as of the Closing, (i) each Company Ordinary Share shall cease to be outstanding and shall represent only the right to receive shares of Parent Common Stock as contemplated by Section 1.5, and (ii) the register of members of the Company shall be closed with respect to all Company Ordinary Shares outstanding immediately prior to the Closing Date. No further transfer of any such Company Ordinary Shares shall be made on such register of members after the Closing.

Section 1.7     Exchange of Company Ordinary Shares.

(a)     At the Closing and without any action on the part of any holder, all Company Ordinary Shares shall be deemed surrendered to Continental Stock Transfer & Trust Company (the “Transfer Agent”), and Parent shall cause the Transfer Agent to deliver to each holder of Company Ordinary Shares book-entry shares representing that number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.5(a)(ii), and the Company Ordinary Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.7(a), each Company Ordinary Share shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Merger Shares. No interest shall be paid or will accrue on any payment to holders of Company Ordinary Shares pursuant to the provisions of this Article 1.

(b)     No Further Ownership Rights in the Company Ordinary Shares. The Merger Shares shall be deemed to have been in full satisfaction of all rights pertaining to the Company Ordinary Shares.

(c)     Withholding Rights. Parent, the Surviving Entity or the Transfer Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Entity or the Transfer Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. Prior to deducting and withholding any amounts pursuant to this Section 1.7(c), and in no event later than three (3) Business Days prior to making any payment hereunder, Parent, the Surviving Entity or the Transfer Agent shall use commercially reasonable efforts to notify the payee of any amounts intended to be withheld from payments hereunder and provide the payee with reasonable support for the basis with respect to the intended withholding under applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Transfer Agent, such withheld amounts (i) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Ordinary Shares in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Transfer Agent, and (ii) shall be remitted by Parent, the Surviving Entity or the Transfer Agent, as the case may be, to the applicable Governmental Authority.

Section 1.8     Agreement of Fair Value. Subject to any applicable rights of dissenters set out in Section 238 of the Cayman Companies Law, each of Parent, Merger Sub and the Company, respectively, agree that the Merger Shares represent fair value for the Company Ordinary Shares for the purposes of Section 238(8) of the Cayman Companies Law.

Section 1.9     Further Action. If, at any time after the Closing Date, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take such action.

Section 1.10     Compliance With Hong King Exchange. The parties acknowledge and confirm that no warrant (including AEROSURF Warrant, Series F Warrant or Series G Warrant) has been or will be issued or granted and no arrangement on the issue or grant of any such warrant has been or will be finally confirmed under this Agreement or any transactions contemplated hereunder at any time upon or prior to the Closing on the Closing Date; and that no AEROSURF Warrant has been or will be issued or granted and no arrangement on the issue or grant of any such warrant has been or will be finally confirmed at any time upon or prior to the Closing on the Closing Date. Obligations on the negotiation of the issue or grant of any warrants (including AEROSURF Warrants) under this Agreement or any transaction contemplated hereunder and/or the issue or grant of any warrants (including AEROSURF Warrants in connection with the transactions contemplated herein or the Series F Warrant or Series G Warrant) under this Agreement or any transaction contemplated hereunder as well as the issue or grant of AEROSURF Warrants shall be subject to compliance of all applicable requirements under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (if applicable) and /or any requirements as imposed by the Stock Exchange of Hong Kong Limited (if any).

Article 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Parent as of even date herewith (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Article 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Article 2 only to the extent it is reasonably apparent from the disclosure that such disclosure is applicable to such other Sections and subsections.

Section 2.1     Organization.

(a)     The Company is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the Cayman Islands. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The memorandum of association of the Company (the “Company Memorandum”) and the articles of association of the Company (the “Company Articles” and, with the Company Memorandum, the “Company Governing Documents”), copies of which have previously been made available to Parent, are true, correct and complete copies of such documents as currently in effect and the Company is not in violation of any provision thereof. Other than the Company Governing Documents, the Company is not a party to or bound by or subject to any shareholder agreement or other similar agreement governing the voting or transfer of the Company Ordinary Shares and is not subject to a “shareholder rights” or similar plan.

(b)     Each Subsidiary of the Company is a legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its formation or organization. Each of the Subsidiaries of the Company has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries of the Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The memorandum of association and articles of association or equivalent organizational documents of each of the Subsidiaries of the Company (collectively with the Company Governing Documents, the “Group Governing Documents”), copies of which have previously been made available to Parent, are true, correct and complete copies of such documents as currently in effect and no Subsidiary of the Company is in violation of any provision thereof applicable to it.

Section 2.2     Capitalization.

(a)     The authorized capital stock of the Company consists of 46,306,968 Company Ordinary Shares. As of the date hereof, there are 46,306,968 Company Ordinary Shares issued and outstanding. As of the date hereof, there are no Company Ordinary Shares held in the treasury of the Company. The Company has no Company Ordinary Shares issued, reserved for issuance or outstanding other than as described in this Section 2.2. The outstanding Company Ordinary Shares have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement binding upon the Company at the time at which they were issued and were issued in compliance with the Company Governing Documents and all applicable securities Laws. Section 2.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding Company Ordinary Shares, on a holder-by-holder basis and no other capital stock of the Company is authorized, issued or outstanding.

(b)     Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, none of the Group Companies is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for any Group Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any Company Ordinary Shares or any other equity security of any Group Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any Company Ordinary Shares or any other equity security of any Group Company or obligating any Group Company to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any shares in the capital of any Group Company to which any Group Company, or, to the Knowledge of the Company, any other Person is a party.

(c)     None of the Group Companies has or maintains any stock option plan or other similar plan providing for equity compensation of any Person.

(d)     Section 2.2(d) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Company, and (ii) the jurisdiction of incorporation or organization. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary of the Company to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each Subsidiary of the Company (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and (B) are owned by the Company free and clear of any Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto.

Section 2.3     Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and perform its respective obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Merger have been recommended by, and have been duly and validly adopted and approved by the Board of Directors of the Company, in conformity with the fiduciary duties applicable to the members of the Board of Directors. The Company has obtained unanimous approval (by action by written consent) of the outstanding shares of the Company Ordinary Shares (collectively, the “Company Shareholder Approval”), in compliance with the Company Governing Documents and applicable Law, to approve this Agreement and the Merger and its obligations hereunder. No other approval or consent of, or action by, the holders of the outstanding securities of the Company is required in order for the Company to execute and deliver this Agreement and to consummate the Merger and perform its obligations hereunder. Except for the filing of the Plan of Merger and the additional required documentation specified in Section 233(9) of the Cayman Companies Law with the Registrar of Companies of the Cayman Islands for the Merger and compliance with Section 238 of the Cayman Companies Law, no other corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 2.4     Non-Contravention; Consents.

(a)     Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger will not, (i) conflict with, or result in any violation or breach of any provision of the Group Governing Documents, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Encumbrance on any material assets of the Group Companies under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to the consents, approvals and authorizations specified in clauses (i) and (ii) of Section 2.4(b) having been obtained prior to the Closing Date and all filings and notifications described in Section 2.4(b) having been made, violate any Law applicable to any of the Group Companies or any of their properties or assets.

(b)     No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to any of the Group Companies in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except for the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands and appropriate corresponding documents with the appropriate authorities of other jurisdictions in which the Company is qualified as a foreign corporation to transact business.

(c)     This Section 2.4 does not relate to (i) Tax Laws, which are governed exclusively by Section 2.13 and Section 2.14, (ii) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 2.14, (iii) Labor Laws, which are governed exclusively by Section 2.15, (iv) Environmental Laws, which are governed exclusively by Section 2.16, or (v) illegal payments, which are governed exclusively by Section 2.20.

Section 2.5     Financial Statements.

(a)     Section 2.5(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company Taiwan Subsidiary consolidated audited balance sheet as of December 31, 2017 (the “Company Balance Sheet”), and the related consolidated audited statements of operations, cash flows and shareholders’ equity for the twelve months ended December 31, 2017, together with the notes thereto (collectively, the “Company Financial Statements”) and (ii) the Company Taiwan Subsidiary consolidated unaudited balance sheet as of September 30, 2018 (the “Company Interim Balance Sheet”) and the related consolidated unaudited statements of operations, cash flows and stockholders equity for the ten months ended October 31, 2018 (collectively, the “Company Interim Financial Statements”). The Company Financial Statements and the Company Interim Financial Statements (i) were prepared in accordance with IFRS applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated, and (ii) fairly present, in all material respects, the financial condition and operating results of the Company Taiwan Subsidiary as of the dates and for the periods indicated therein.

(b)     The Company Taiwan Subsidiary has designed and maintains disclosure controls and procedures to provide reasonable assurance that material information relating to the Company Taiwan Subsidiary is made known to the Chief Executive Officer or President and the employee of the Company Taiwan Subsidiary with responsibility for preparing financial statements by others within the Company Taiwan Subsidiary. To the Knowledge of the Company, such disclosure controls and procedures are effective and are functioning as intended.

(c)     Since January 1, 2015, the Company Taiwan Subsidiary has not, and, to the Knowledge of the Company, no director, officer, employee, or internal or external auditor of the Company Taiwan Subsidiary has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim that the Company Taiwan Subsidiary has engaged in questionable accounting or auditing practices.

(d)     The Company Taiwan Subsidiary has designed and maintains a system of internal accounting controls to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2015, the Company Taiwan Subsidiary has designed and maintained a system of internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and there have been no instances of fraud, whether or not material, involving the management of the Company Taiwan Subsidiary or other employees of the Company Taiwan Subsidiary who have a significant role in the internal control over financial reporting of the Company Taiwan Subsidiary.

Section 2.6     Absence of Changes. Since the date of the Company Balance Sheet, the Group Companies have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Except as set forth on Section 2.6 of the Company Disclosure Schedule, after the date of the Company Balance Sheet and on or before the date hereof:

(a)     there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b)     except as required as a result of a change in applicable Laws or IFRS or as disclosed in the notes to the Company Financial Statements, there has not been any material change in any method of accounting or accounting practice by the Company Taiwan Subsidiary;

(c)     the Group Companies have not:

(i)     declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (except for Company Ordinary Shares from terminated employees of the Company);

(ii)     other than as contemplated by the Merger, sold, issued or granted, or authorized the issuance of, or made any commitments to do any of the foregoing of: (A) any capital stock or other security, (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)     amended the Company Memorandum, Company Articles or other charter or organizational documents of any of the Group Companies;

(iv)     formed any Subsidiary or acquired any equity interest or other interest in any other Person;

(v)     lent money to any Person; incurred or guaranteed any Indebtedness for borrowed money; issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; guaranteed any debt securities of others;

(vi)     made any capital expenditure or commitment in excess of $100,000;

(vii)    made, changed or revoked any material Tax election; filed any material amendment to any Tax Return; filed any Tax Return in a manner inconsistent with past practice, adopted or changed any material accounting method in respect of Taxes; changed any annual Tax accounting period; entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; entered into any closing agreement with respect to any material Tax Liability; settled or compromised any claim, notice, audit report or assessment in respect of any material Tax Liability; applied for or entered into any ruling from any Taxing Authority with respect to Taxes; surrendered any right to claim a refund of a material amount of Taxes; or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(viii)   entered into, amended or terminated any Company Material Contract, or amended or terminated any material Company Permit, or apply for any new material Permit under applicable Health Care Laws;

(ix)     commenced a lawsuit other than for routine collection of bills;

(x)     failed to make any material payment with respect to any of the Group Companies’ accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(xi)     incurred any Liability not expressly permitted pursuant to clauses (i) through (xii) of this Section 2.6(c); or

(xii)    agreed to take or take any of the actions specified in clauses (i) through (xi) of this Section 2.6(c).

(d)     there has not been any: (i) grant of or increase in any severance or termination pay to any employee, director or other service provider of any of the Group Companies, (ii) entry into any employment, consulting, deferred or equity compensation, retention, change in control, transaction bonus, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee, director or other service provider of any if the Group Companies, (iii) change in the compensation, bonus or other benefits payable or to become payable to the directors, officers, employees or consultants of any of the Group Companies, except in the Ordinary Course of Business consistent with past practice, or as required by any pre-existing plan or arrangement set forth in Section 2.6(d) of the Company Disclosure Schedule, (iv) action to accelerate the vesting or payment of any compensation or benefit to any employee or other service provider of any of the Group Companies, (v) adoption, modification or termination of any Company Employee Program other than as required by applicable Law, or (vi) termination of any of the officers or key employees of any of the Group Companies;

(e)     none of the Group Companies has acquired or sold, pledged, leased, granted any Encumbrance or otherwise disposed of any material property or assets or agreed to do any of the foregoing except in the Ordinary Course of Business;

(f)     other than the grant of non-exclusive licenses in the Ordinary Course of Business, there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property;

(g)     there has been no notice delivered to the Company or its Subsidiaries of any claim of ownership by a third party of any of the Company Intellectual Property, or of infringement by any of the Group Companies of any Third Party Intellectual Property; and

(h)     there has not been any binding agreement to do any of the foregoing.

Section 2.7     Title to Assets. The Group Companies own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in their business or operations or purported to be owned by them. All of said assets are owned by one of the Group Companies free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Group Companies and (iii) Encumbrances described in Section 2.7 of the Company Disclosure Schedule.

Section 2.8     Properties.

(a)     Section 2.8(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Company Leased Real Property, including, with respect to each such Company Lease, the date of such Company Lease and any material amendments thereto. With respect to each Company Lease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i)     the Company Leases and the Company Ancillary Lease Documents are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms. The Company has delivered to Parent full, complete and accurate copies of each of the Company Leases and all Company Ancillary Lease Documents described in Section 2.8(a)(i) of the Company Disclosure Schedule;

(ii)     none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii)    none of the Group Companies, nor, to the Knowledge of the Company, any other party to any Company Lease or Company Ancillary Lease Document is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default under the Company Leases or any Company Ancillary Lease Documents;

(iv)    none of the Group Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents in a manner that is material to any of the Group Companies and that relates to the use or occupancy of all or any portion of the Company Leased Real Property.

(b)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Group Companies own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Company Intellectual Property, necessary to conduct the Company Business, except for Permitted Encumbrances, and (ii) the Group Companies, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by the Group Companies as now used, possessed and controlled by the Group Companies.

(c)     None of the Group Companies has any Company Owned Real Property.

Section 2.9     Intellectual Property.

(a)     Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by any of the Group Companies or exclusively licensed to any of the Group Companies (“Company Patents”), registered and material unregistered Marks owned by any of the Group Companies (“Company Marks”) and registered Copyrights owned by any of the Group Companies (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which any of the Group Companies is granted rights by others in the Company Intellectual Property (“Company In-Licenses”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which any of the Group Companies has granted rights to others in the Company Intellectual Property (“Company Out-Licenses”).

(b)     With respect to the Company Intellectual Property (i) owned or purported to be owned by any of the Group Companies, one of the Group Companies exclusively owns such Company Intellectual Property, and (ii) licensed to any of the Group Companies by a third party (other than commercial off the shelf software or materials transfer agreements), the Group Companies have executed a written license or other agreement to such Company Intellectual Property; in the case of the foregoing clauses (i), and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of Company In-Licenses or Company Out-Licenses or Permitted Encumbrances granted by one of the Group Companies. This clause (b) is not intended to be a representation of non-infringement, which is covered exclusively by clause (g) below.

(c)     To the Knowledge of the Company, all Company Patents, Company Marks and Company Copyrights are valid and enforceable.

(d)     To the Knowledge of the Company, each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e)     No Company Patent is now involved in any interference, reissue, re-examination or opposition proceeding.

(f)     There are no claims pending or, to the Knowledge of the Company, threatened in writing against the Group Companies, or any employees of the Group Companies, alleging that the operation of the Company Business or any activity by the Group Companies, or the manufacture, sale, offer for sale, importation, infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any Person or entity or that any Company Intellectual Property is invalid or unenforceable.

(g)     To the Knowledge of the Company, neither the operation of the Company Business, nor any activity by the Group Companies, nor manufacture, use, importation, offer for sale infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h)     Except with respect to fees payable to third party licensors pursuant to the Company In-Licenses, none of the Group Companies have an obligation to compensate any Person for the use of any Intellectual Property. Except as set forth in Section 2.9(h) of the Company Disclosure Schedule, the Group Companies have not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders that: (i) restrict the rights of the Group Companies to use any Company Intellectual Property, (ii) restrict the Company Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property (excluding any rights granted to any third parties pursuant to any of the Company Out-Licenses).

(i)     All former and current employees, consultants and contractors of the Group Companies who have been involved in the creation and/or development of any Company Intellectual Property have executed written instruments with one or more of the Group Companies that assign to one or more of the Group Companies, all rights, title and interest in and to any and all Intellectual Property created and/or developed by such employee, consultant or contractor in the course of their employment or engagement with the Group Companies.

(j)     To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property owned by, or exclusively licensed to, any of the Group Companies or the rights of any of the Group Companies therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property owned by, or exclusively licensed to, any of the Group Companies or the subject matter thereof.

(k)     Each of the Group Companies has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by it or used or held for use by it in the Company Business (the “Company Trade Secrets”).

(l)     Following the Closing Date, the Surviving Entity will have substantially similar rights and privileges in the Company Intellectual Property as the Group Companies had in the Company Intellectual Property immediately prior to the Closing Date.

Section 2.10     Material Contracts. Section 2.10 of the Company Disclosure Schedule is a correct and complete list of each currently effective Company Contract described in clauses (a) through (m) below:

(a)     the Company Leases and the Company Ancillary Lease Documents;

(b)     for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by any of the Group Companies of, or pursuant to which in the last year any of the Group Companies paid, in the aggregate, $100,000 or more;

(c)     for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to any of the Group Companies of, or pursuant to which in the last year any of the Group Companies received, in the aggregate, $100,000 or more;

(d)     that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)     relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f)     any management, employment, severance, retention, transaction bonus, change in control, consulting or other similar Contract between: (i) any of the Group Companies, on the one hand, and (ii) any employee, director or other service provider of any of the Group Companies, on the other hand, other than any such Contract that is terminable “at will” or without any obligation in excess of $50,000 on the part of any of the Group Companies to make any severance, bonus, termination, change in control or similar payment or to provide any other benefit with a value in excess of $50,000 (other than benefits required to be provided by applicable Law);

(g)     which by its terms limits in any respect (i) the localities in which all or any significant portion of the business and operations of any of the Group Companies or any Affiliate of any of the Group Companies (which will include Parent after the Closing), or (ii) the right of any of the Group Companies or any Affiliate of any of the Group Companies (which will include Parent after the Closing) to compete with any Person;

(h)     in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year any of the Group Companies paid or received, in the aggregate, $100,000 or more;

(i)     containing any royalty, dividend or similar arrangement based on the revenues or profits of any of the Group Companies;

(j)     with any Governmental Authority;

(k)     any Contract with (a) an executive officer or director of any of the Group Companies or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of any of the Group Companies, or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than any of the Group Companies);

(l)     any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or the Merger; or

(m)     relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of any of the Group Companies or for the grant to any Person of any preferential rights to purchase the assets of any of the Group Companies, other than in the Ordinary Course of Business.

The Company has delivered or made available to Parent accurate and complete (except for applicable redactions thereto) copies of all the agreements, contracts or commitments to which any of the Group Companies is a party or by which it is bound of the type described in clauses (a) through (n) above or any Company Contract listed in Section 2.14 or Section 2.15 of the Company Disclosure Schedule (any such agreement, contract or commitment, a “Company Material Contract”). There are no material Company Contracts that are not in written form. Except as set forth on Section 2.10 of the Company Disclosure Schedule, none of the Group Companies nor, to the Knowledge of the Company, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract. As to the Group Companies, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Merger will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from any of the Group Companies or the Surviving Entity to any Person under any Company Material Contract or give any Person the right to terminate or materially alter the provisions of any Company Material Contract.

Section 2.11     Absence of Undisclosed Liabilities. The Group Companies have no Liability, individually or in the aggregate, except for: (a) Liabilities reflected or reserved against in the Company Balance Sheet (or the notes thereto) made available to Parent, (b) normal and recurring current Liabilities that have been incurred by the Group Companies since the date of the Company Balance Sheet in the Ordinary Course of Business, none of which are material, (c) Liabilities for performance of obligations of the Group Companies under Contracts (other than for breach thereof), (d) Liabilities described in Section 2.11 of the Company Disclosure Schedule or (e) legal expenses and accounting fees incurred with respect to the negotiation and documentation of the transactions contemplated hereby.

Section 2.12     Compliance with Laws; Regulatory Compliance.

(a)     The Group Companies are, and for the past four years have been, in compliance in all material respects with all Laws or Orders. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to any of the Group Companies is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a Company Material Adverse Effect.

(b)     Each of the Group Companies holds all material Permits from the Ministry of Health and Welfare of Taiwan (the “MHW”) and any other Governmental Authority necessary for the operating of the Company Business in material compliance with applicable Laws (the “Company Permits”), including all Company Permits required under any Health Care Laws of other applicable jurisdictions. All such Company Permits are valid, and in full force and effect. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit. Each of the Group Companies is in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit.

(c)     The Group Companies and the facilities owned or, to the Knowledge of the Company, used by each of the Group Companies have conducted, and, if still pending, are conducting, all clinical trials in compliance, in all material respects, with (i) all protocols as approved by the MHW or applicable Governmental Authorities, (ii) procedures and controls pursuant to the protocols, relevant industry standards, accepted professional and scientific standards, and (iii) all Laws implemented and/or administered by the MHW or other Governmental Authority in Taiwan or any other applicable jurisdiction relating to clinical investigations, and pre- and post-marketing adverse drug experience reporting, and all other pre- and post-marketing reporting requirements, as applicable (the “Rules”).

(d)     None of the Group Companies has made any materially false statements on, or material omissions from, any representations, reports or other submissions, whether oral, written, or electronically delivered, to any applicable Governmental Authority or in or from any other Records and documentation prepared or maintained to comply with the requirements of any of the Rules, protocols or any applicable Governmental Authority relating to any such clinical trial.

(e)     None of the Group Companies, nor the facilities owned or used by any of the Group Companies are subject to any adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, investigation, notice, or other compliance or enforcement action, from or by any applicable Governmental Authority. There are no pending or, to the Knowledge of the Company, threatened Legal Proceeding. To the Knowledge of the Company, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, hearing, investigation, demand letter, proceeding, complaint or request for information or any such liability. Neither any applicable Governmental Authority has commenced, or to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by the Group Companies. None of the Group Companies has received any written notice or correspondence from the MHW or applicable Governmental Authority requiring the termination or suspension or denying approval of a clinical trial conducted or proposed to be conducted by the Group Companies.

(f)     None of the Group Companies nor, to the Knowledge of the Company, any officer, employee or agent of any of the Group Companies has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under any local or foreign law or regulation, and none of the Group Companies or any such person has been so debarred.

(g)     For clinical trials conducted or being conducted by the Group Companies, or the facilities owned or, to the Knowledge of the Company, used by any of the Group Companies, all investigators and, to the extent required by the Rules or protocols, employees of the Group Companies, involved in the clinical trials have disclosed in writing to the Group Companies and any institutional review board or similar authority any material potential conflict of interest that may result in personal or family gain for the investigators or employees, financial or otherwise in violation of any applicable Law. Such conflicts of interest may include, among other things, a royalty payment, a grant to fund ongoing research, compensation in the form of equipment, a retainer for ongoing consultation, honoraria, a proprietary interest (e.g., a patent, trademark, copyright or licensing agreement) in a tested product, or an equity interest in the owner of the tested product (e.g., an ownership interest or stock options). Such investigators and employees are obligated to update their disclosure to the Group Companies and any institutional review board or similar authority if any relevant changes occur during the course of the clinical trials or for one year following completion of the clinical trials.

(h)     The Group Companies and the facilities used by the any of the Group Companies, are and for the past three (3) years have been in compliance with all applicable Laws in all material respects concerning privacy, security, coding, data, and transaction standards for individually identifiable information pertaining to patients and/or research subjects (“Patient Information”).

(i)     To the Knowledge of the Company, there has been no unauthorized acquisition, use, disclosure or transmission of Patient Information by any person.

(j)     There are no pending or outstanding claims for compensation, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by any patients, any patient’s family, any applicable Governmental Authority for inaccuracy, loss or unauthorized acquisition, use, disclosure or transmission of Patient Information, nor has any of the Group Companies lost or made any unauthorized acquisition, use, disclosure or transmission of any Patient Information.

Section 2.13     Taxes and Tax Returns.

(a)     Each material Tax Return required to be filed by, or on behalf of, the Company Taiwan Subsidiary has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

(b)     The Company Taiwan Subsidiary (i) has timely paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) have timely and properly withheld and remitted to the appropriate Taxing Authority, or deducted or properly set aside, all material Taxes required to be deducted, withheld or paid in connection with any amounts paid, allocated, accrued or owing to or collected from any employee, independent contractor, agent, supplier, creditor, stockholder, equityholder, partner, member or other third party, and all forms and documentation with respect thereto have been properly completed and timely filed.

(c)     The unpaid Taxes of the Company Taiwan Subsidiary (i) did not, as of December 31, 2017, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company Taiwan Subsidiary in filing its Tax Returns.

(d)     There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company Taiwan Subsidiary.

(e)     The Company Taiwan Subsidiary has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(f)     There is no material Tax claim, audit, investigation, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of the Group Companies.

(g)     The Company Taiwan Subsidiary has not distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part of Sections 355 or 361 of the Code within the prior five (5) year period ending on the date of this Agreement.

(h)     The Company Taiwan Subsidiary is not a party nor has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(i)     The Company Taiwan Subsidiary (A) is not nor has it ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, or (B) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or non-U.S. Law), as a transferee or successor by contract.

(j)     The Company Taiwan Subsidiary has not ever participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).

(k)     The Company Taiwan Subsidiary will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)      change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)     “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing;

(iii)     installment sale or open transaction disposition made prior to the Closing;

(iv)     prepaid amount received prior to the Closing Date;

(v)     election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

(vi)     any deferred revenue in existence at the Closing Date.

(l)     The Company Taiwan Subsidiary has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No private letter rulings, technical advice memoranda or other similar agreements or rulings relating to Taxes or Tax Returns have been entered into, issued by, or requested from any Taxing Authority with or in respect of any Group Company.

(m)     No written claim has been made by any Taxing Authority in a jurisdiction where the Company Taiwan Subsidiary does not file Tax Returns that the Company Taiwan Subsidiary is or may be subject to Tax or required to file a Tax Return in that jurisdiction and, to the Knowledge of the Company, there is no basis for any such claim to be made.

(n)     The Company Taiwan Subsidiary is not an “expatriated entity” within the meaning of Section 7874 of the Code.

(o)     The Company Taiwan Subsidiary is not subject to a material Tax holiday or Tax incentive or grant in any jurisdiction that based on applicable Law is subject to recapture as a result of any act or omission of the Company Taiwan Subsidiary prior to the date hereof or as a result of the transactions contemplated hereunder.

(p)     The Company Taiwan Subsidiary (A) has not, nor has it ever had, a permanent establishment in any country other than the country in which it is organized and resident, (B) has not engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, (C) is not, nor has it ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.

Section 2.14     Employee Benefit Programs.

(a)     Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by any of the Group Companies (the “Company Employee Programs”). The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Programs and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter or opinion letter received regarding the tax-qualified status of each Company Employee Program intended to be so qualified, (iii) the most recent financial statements for each Company Employee Program, (iv) the current summary plan description for each Company Employee Program, (v) all actuarial valuation reports related to any Company Employee Programs, and (vi) all material correspondence involving any Company Employee Program sent to or received from any Governmental Authority.

(b)     Each Company Employee Program has been administered in all material respects in accordance with its terms and in accordance with applicable Laws. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened in writing with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued or otherwise adequately reserved on the Company Financial Statements.

(c)     Each Company Employee Program may be amended, terminated, or otherwise discontinued by the Company after the Closing Date in accordance with its terms without material liability to any of the Group Companies, Parent or any of their respective Subsidiaries.

(d)     Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (such as termination of employment), (i) entitle any current or former employee or other service provider to any compensatory payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or (ii) enhance any benefits or accelerate the time or payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Program or otherwise.

(e)     With respect to each Company Employee Program subject to foreign Law (i) each such Company Employee Program required to be registered has been registered and has been maintained in all material respects in accordance with applicable foreign Law, (ii) if intended to qualify for special Tax treatment, such Company Employee Program meets all material requirements for such treatment and (iii) if required under applicable Law to be funded or book reserved, such Company Employee Program is funded or book reserved, as appropriate, in all material respects to the extent so required by applicable Law. Each Company Employee Program subject to foreign Law that provides retirement benefits is a defined contribution plan.

(f)     For purposes of this Section 2.14:

(i)     An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered current or former employees of such entity (or their spouses, dependents, or beneficiaries).

(g)     Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 2.14(a) through Section 2.14(e) constitute the sole and exclusive representations and warranties of the Group Companies relating to Laws relating to employee benefits matters.

Section 2.15     Labor and Employment Matters.

(a)     None of the Group Companies is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. None of the Group Companies is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending any labor strike or lockout involving any of the Group Companies.

(b)     (i) The Group Companies are in compliance in all material respects with all applicable material Labor Laws and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages, (ii) none of the Group Companies is delinquent in any payments to any employee or to any temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company Business and classified by the Group Companies as other than an employee or compensated other than through wages paid by the Group Companies through its respective payroll department (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers, (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies in any judicial, regulatory or administrative forum or under any private dispute resolution procedure, (iv) all employees of the Group Companies are employed at-will and no such employees are subject to any contract with any of the Group Companies or any policy or practice of any of the Group Companies providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by any of the Group Companies, (v) none of the Group Companies has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law affecting any site of employment of the Group Companies or one or more facilities or operating units within any site of employment or facility of the Group Companies, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Group Companies, and (vi) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against any of the Group Companies under any workers’ compensation policy or long-term disability policy.

(c)     Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 2.15(a) and Section 2.15(b) constitute the sole and exclusive representations and warranties of the Group Companies relating to collective bargaining matters and compliance with Labor Laws.

Section 2.16     Environmental Matters.

(a)     the Group Companies are in compliance in all material respects with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b)     the Group Companies have not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Group Companies at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law; and

(c)     the Group Companies have not (i) received written notice under the citizen suit provisions of any Environmental Law, or (ii) been subject to or, to the Knowledge of the Company, threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law.

(d)     Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 2.16 constitute the sole and exclusive representations and warranties of the Group Companies relating to Environmental Laws.

Section 2.17     Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies relating to the business, assets, liabilities and operations of the Group Companies, as of the date hereof. Each of such insurance policies is in full force and effect and the Group Companies are in compliance in all material respects with the terms thereof, and no notice of cancellation or modification has been received by the Group Companies, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by an insured thereunder.

Section 2.18     Transactions with Affiliates. Section 2.18 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2017, between, on one hand, any of the Group Companies and, on the other hand, any (a) executive officer or director of any of the Group Companies or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of any of the Group Companies, or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Group Companies) in each of the case of (a), (b), or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 2.19     Legal Proceedings; Orders.

(a)     Except as set forth in Section 2.19 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Group Companies, any director or officer of any of the Group Companies (in his or her capacity as such) or any of the material assets owned or used by the Group Companies, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)     There is no order, writ, injunction, judgment or decree to which the Group Companies, or any of the material assets owned or used by the Group Companies, is subject. To the Knowledge of the Company, no executive officer of any of the Group Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Group Companies.

Section 2.20     Illegal Payments.

(a)     Each of the Group Companies, their respective directors, officers and, to the Knowledge of the Company, their employees and agents, are now and have been for the past five years in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable Laws relating to anti-bribery and anti-corruption, Sanctions (as defined below) and export/import controls, and the Group Companies have instituted and maintain policies and procedures designed to provide reasonable assurance of compliance with such Laws.

(b)     The Group Companies have maintained and currently maintain books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Group Companies.

(c)     None of the Group Companies, any of their respective directors, officers, nor, to the Knowledge of the Company, their employees or agents is a Person that is, or is owned or controlled by Persons that are: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea, and Syria).

(d)     For the past five years, none of the Group Companies has engaged in, and none of the Group Companies are now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(e)     In the past five years, none of the Group Companies has been penalized for, threatened to be charged with, or given notice of, or, to the Knowledge of the Company, under investigation with respect to, any violation of, any Laws relating to anti-corruption or anti-bribery, Sanctions, or export/import controls.

Section 2.21     Inapplicability of Anti-Takeover Statutes. Except as set forth on Section 2.21 of the Company Disclosure Schedule, none of the Group Companies is a party to a shareholder rights agreement, “poison pill” or similar agreement or plan. To the Company’s knowledge, no takeover statute is applicable to the Group Companies, the Company Ordinary Shares, the Merger or the other transactions contemplated by this Agreement, except for the Cayman Companies Law.

Section 2.22     No U.S. Operations. None of the Group Companies currently owns, and has never owned, any assets or properties, carried on any business, conducted any operations or incurred any Liabilities in the United States or its territories. None of the Group Companies has now, or have ever in the past had, any employees in the United States or its territories.

Section 2.23     No Financial Advisor. Except as set forth on Section 2.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Group Companies.

Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows, except as set forth in (x) the Parent SEC Reports filed after January 1, 2015 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature), or (y) the written disclosure schedule delivered by Parent to the Company as of even date herewith (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Article 3. The disclosures in any part or subpart of the Parent Disclosure Schedule shall qualify other Sections and subsections in this Article 3 only to the extent it is reasonably apparent from the disclosure that such disclosure is applicable to such other Sections and subsections.

Section 3.1     Organization.

(a)     Parent is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent Charter and Parent Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Parent is not in violation of any provision thereof. Other than the Parent Charter and Parent Bylaws, Parent is not a party to or bound by or subject to any stockholder agreement or other similar agreement governing the voting or transfer of the capital stock of Parent and is not subject to a stockholder rights plan.

(b)     Merger Sub is an exempt company incorporated in the Cayman Islands, validly existing and in good corporate standing under the Laws of the Cayman Islands. Merger Sub was formed solely for the purpose of consummating the Merger. The authorized share capital of Merger Sub is fifty thousand US dollars (US$50,000.00) divided into fifty thousand (50,000) shares of a nominal or par value of one US dollar (US$1.00), which are owned, beneficially and of record, by Parent, free and clear of any Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Merger, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Memorandum of Association and Articles of Association of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

(c)     Each Subsidiary of Parent is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each Subsidiary of Parent has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of Parent’s Subsidiaries (other than Merger Sub), copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of Parent are not in violation of any provision thereof.

Section 3.2     Capitalization.

(a)     The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 5,000,000 shares Parent Preferred Stock. As of December 20, 2018, there are 3,904,138 shares of Parent Common Stock issued and outstanding and 0 shares of Parent Preferred Stock issued and outstanding. As of December 20, 2018, there are 1,624,382 shares of Parent Common Stock reserved for issuance under the Parent Stock Option Plan, 82,339 shares of Parent Common Stock issuable under outstanding options, 189,995 shares of Parent Common Stock subject to Parent Restricted Stock Units, 993,521 shares of Parent Common Stock issuable under Parent Warrants and 375,000 shares of Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Note. As of December 20, 2018, there were 74 shares of Parent Common Stock held in the treasury of Parent. Parent has no shares of Parent Common Stock or Parent Preferred Stock issued, reserved for issuance or outstanding other than as described herein or in the Parent Disclosure Schedule. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement binding upon Parent at the time at which they were issued and were issued in compliance with the Parent Charter and Parent Bylaws and all applicable securities Laws.

(b)     Except for the Parent Stock Option Plan, the Parent Warrants, the Parent Convertible Preferred Note, Parent Preferred Stock and as set forth in Section 3.2(b) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Parent to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Parent Common Stock or any other equity security of Parent or any Subsidiary of Parent or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Parent Common Stock or any other equity security of Parent or any Subsidiary of Parent or obligating Parent or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Parent.

(c)     Section 3.2(c) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Parent Stock Option, (ii) the date each Parent Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Parent Stock Option, (iv) the expiration date of each such Parent Stock Option, (v) the vesting schedule of each such Parent Stock Option, (vi) the price at which each such Parent Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Parent Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Parent Stock Options, and (viii) whether and to what extent the exercisability of each Parent Stock Option will be accelerated upon consummation of the Merger or any termination of employment thereafter.

(d)     Section 3.2(d) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof of (i) the name of the holder of each Parent Warrant, (ii) the date each Parent Warrant was issued, (iii) the number, issuer and type of securities subject to each Parent Warrant, (iv) the expiration date of each such Parent Warrant, (v) the vesting schedule of each such Parent Warrant, (vi) the price at which each such Parent Warrant (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Parent Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Parent Warrants and (viii) whether and to what extent the exercisability of each Parent Warrant will be accelerated upon consummation of the Merger or any termination of employment thereafter.

(e)     Except as set forth in Section 3.2(e) of the Parent Disclosure Schedule, as of the date hereof, there are no shares of Parent Common Stock subject to lapsing forfeiture rights under outstanding Parent Restricted Stock Units. Section 3.2(d) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Parent Restricted Stock Unit, (ii) the number of shares of Parent Common Stock subject to the award, (iii) the vesting schedule of each such Parent Restricted Stock Unit, and (iv) whether and to what extent the vesting of each Parent Restricted Stock Unit will be accelerated upon consummation of the Merger or any termination of employment thereafter.

(f)     Section 3.2(f) of the Parent Disclosure Schedule lists each Subsidiary of Parent, other than Merger Sub, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Parent, and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Parent to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Parent (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and (B) are owned by Parent free and clear of any Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto.

Section 3.3     Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and perform its respective obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Merger, the issuance of the Merger Shares and the Private Placement have been duly and validly adopted and approved by the Board of Directors of each of Parent and Merger Sub, in conformity with the fiduciary duties applicable to the members of each Board of Directors. No other approval or consent of, or action by, the holders of the outstanding securities of Parent or Merger Sub is required in order for Parent or Merger Sub to execute and deliver this Agreement and to consummate the Merger, the issuance of the Merger Shares and the Private Placement and perform their obligations hereunder. The Board of Directors of each of Parent and Merger Sub have declared this Agreement advisable and the Board of Directors of Merger Sub has recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger. Except for the filing of the Plan of Merger and the additional required documentation specified in Section 233(9) of the Cayman Companies Law with the Registrar of Companies of the Cayman Islands for the Merger and compliance with Section 238 of the Cayman Companies Law, no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.4     Non-Contravention; Consents.

(a)     Except as set forth on Section 3.4 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the issuance of the Merger Shares and the Private Placement will not, (i) conflict with, or result in any violation or breach of any provision of the Parent Charter or Parent Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of Parent, (ii) conflict with, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Encumbrances on Parent’s or any of its Subsidiaries’ material assets under, any of the terms, conditions or provisions of any Parent Material Contract, or (iii) subject to obtaining the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(b) having been obtained prior to the Closing Date and all filings and notifications described in Section 3.4(b) having been made, violate any Law applicable to Parent or any of its Subsidiaries or any of its or their properties or assets.

(b)     No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands, (ii) any filings required to be made with the SEC in connection with this Agreement and the Merger (including (A) filing of a Shelf Registration Statement with the SEC in accordance with the Exchange Act, and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), and (iii) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws.

(c)     This Section 3.4 does not relate to (i) Tax Laws, which are governed exclusively by Section 3.13 and Section 3.13(m), (ii) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 3.13(m), (iii) Labor Laws, which are governed exclusively by Section 3.15, (iv) Environmental Laws, which are governed exclusively by Section 3.16, or (v) illegal payments; Anticorruption Laws, which are governed exclusively by Section 3.21.

Section 3.5     SEC Filings; Financial Statements.

(a)     Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2015 (the forms, statements, reports and documents filed or furnished since January 1, 2015 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Parent SEC Reports”). Each of the Parent SEC Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)     As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Reports, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since January 1, 2015. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c)     Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Parent SEC Reports fairly presents, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Parent Financial Statements”).

(d)     Parent has designed and maintains a system of internal accounting controls to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2017, Parent and each of its Subsidiaries has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and there have been no instances of fraud, whether or not material, involving the management of Parent or other employees of Parent who have a significant role in the internal control over financial reporting of Parent, and such system is effective in providing such assurance. Since January 1, 2017, Parent and each of its Subsidiaries (i) has had in place disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure that information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of Parent, such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of the Board of Directors of Parent (and made summaries of such disclosures available to the Company) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Each of Parent and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(e)     Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. None of Parent or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f)     Neither the Parent or any of its Subsidiaries nor, to the Knowledge of Parent any director, officer, employee, or internal or external auditor of Parent or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.6     Absence of Changes. Since December 31, 2017, Parent and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Except as set forth (x) in Parent SEC Reports, and (y) on Section 3.6 of the Parent Disclosure Schedule, after December 31, 2017 and on or before the date hereof:

(a)     there has not been any change, event, circumstance or condition to the Knowledge of Parent that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect;

(b)     except as required as a result of a change in applicable Laws or GAAP or as disclosed in the notes to the Parent Financial Statements, there has not been any material change in any method of accounting or accounting practice by Parent or any of its Subsidiaries;

(c)     none of Parent or any Subsidiary of Parent has:

(i)      declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (except for Parent Common Stock from terminated employees of Parent);

(ii)     other than as contemplated by the Merger, sold, issued or granted, or authorized the issuance of, or made any commitments to do any of the foregoing of: (A) any capital stock or other security, (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)     amended the certificate of incorporation, bylaws or other charter or organizational documents of Parent or any Subsidiary of Parent;

(iv)     formed any Subsidiary or acquired any equity interest or other interest in any other Person;

(v)      lent money to any Person; incurred or guaranteed any Indebtedness for borrowed money; issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; guaranteed any debt securities of others;

(vi)      made any capital expenditure or commitment in excess of $100,000;

(vii)    made, changed or revoked any material Tax election; filed any material amendment to any Tax Return; filed any Tax Return in a manner inconsistent with past practice, adopted or changed any material accounting method in respect of Taxes; changed any annual Tax accounting period; entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; entered into any closing agreement with respect to any material Tax Liability; settled or compromised any claim, notice, audit report or assessment in respect of any material Tax Liability; applied for or entered into any ruling from any Taxing authority with respect to Taxes; surrendered any right to claim a refund of a material amount of Taxes; or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(viii)   entered into, amended or terminated any Parent Material Contract, or amended or terminated any material Parent Permit, or apply for any new material Permit under applicable Health Care Laws;

(ix)     commenced a lawsuit other than for routine collection of bills;

(x)      failed to make any material payment with respect to any of Parent’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(xi)     incurred any Liability not expressly permitted pursuant to clauses (i) through (xii) of this Section 3.6(c); or

(xii)     agreed to take or take any of the actions specified in clauses (i) through (xi) of this Section 3.6(c);

(d)     there has not been any (i) grant of or increase in any severance or termination pay to any employee, director or other service provider of Parent or its Subsidiaries, (ii) entry into any employment, consulting, deferred or equity compensation, retention, change in control, transaction bonus, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee, director or other service provider of Parent or any of its Subsidiaries, (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except in the Ordinary Course of Business consistent with past practice, or as required by any pre-existing plan or arrangement set forth in Section 3.6(d) of the Parent Disclosure Schedule, (iv) action to accelerate the vesting or payment of any compensation or benefit to any Parent Employee Program, (v) adoption, modification or termination of any Parent Employee Program other than as required by applicable Law, or (vi) termination of any officers or key employees of Parent or any of its Subsidiaries;

(e)     neither Parent nor any Subsidiary of Parent has acquired or sold, pledged, leased, granted any Encumbrance or otherwise disposed of any material property or assets or agreed to do any of the foregoing except in the Ordinary Course of Business;

(f)     other than the grant of non-exclusive licenses in the Ordinary Course of Business, there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Parent Intellectual Property;

(g)     there has been no notice delivered to Parent or any Subsidiary of Parent of any claim of ownership by a third party of any of the Parent Intellectual Property, or of infringement by Parent of any Third Party Intellectual Property; and

(h)     there has not been any binding agreement to do any of the foregoing.

Section 3.7     Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by Parent or a Subsidiary of Parent free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Parent’s audited consolidated balance sheet at December 31, 2017, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent and its Subsidiaries, taken as a whole, and (iii) Encumbrances described in Section 3.7 of the Parent Disclosure Schedule.

Section 3.8     Properties.

(a)     Section 3.8(a) of the Parent Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Parent Leased Real Property, including with respect to each such Parent Lease the date of such Parent Lease and any material amendments thereto. With respect to each Parent Lease, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i)     the Parent Leases and the Parent Ancillary Lease Documents are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms. Parent and its Subsidiaries have delivered to Parent full, complete and accurate copies of each of the Parent Leases and all Parent Ancillary Lease Documents described in Section 3.8(a) of the Parent Disclosure Schedule;

(ii)     none of the Parent Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii)    none of Parent or its Subsidiaries, nor, to the Knowledge of Parent, any other party to any Parent Lease or Parent Ancillary Lease Document is in breach or default, and, to the Knowledge of Parent, no event has occurred which, with notice or lapse of time, would constitute such a breach or default under the Parent Leases or any Parent Ancillary Lease Documents;

(iv)    none of Parent or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Parent Leases or any Parent Ancillary Lease Documents in a manner that is material to Parent and that relates to the use or occupancy of all or any portion of the Parent Leased Real Property.

(b)     Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Parent Intellectual Property, necessary to conduct the Parent Business, except for Permitted Encumbrances, and (ii) Parent and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by Parent and its Subsidiaries as now used, possessed and controlled by Parent or its Subsidiaries, as applicable.

(c)     None of Parent or its Subsidiaries has any Parent Owned Real Property.

Section 3.9     Intellectual Property.

(a)     Section 3.9(a) of the Parent Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Parent or any of its Subsidiaries or exclusively licensed to Parent or any of its Subsidiaries (“Parent Patents”), registered and material unregistered Marks owned by Parent or any of its Subsidiaries (“Parent Marks”) and registered Copyrights owned by Parent or any of its Subsidiaries (“Parent Copyrights”), (ii) licenses, sublicenses or other agreements under which Parent or any of its Subsidiaries is granted rights by others in the Parent Intellectual Property (“Parent In-Licenses”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which Parent or any of its Subsidiaries has granted rights to others in the Parent Intellectual Property (“Parent Out-Licenses”).

(b)     With respect to the Parent Intellectual Property (i) owned or purported to be owned by Parent or any of its Subsidiaries, Parent or one of its Subsidiaries exclusively owns such Parent Intellectual Property, and (ii) licensed to Parent or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), Parent or its Subsidiaries has executed a written license or other agreement to such Parent Intellectual Property; in the case of the foregoing clauses (i), and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of Parent In-Licenses or Parent Out-Licenses or Permitted Encumbrances granted by Parent or one of its Subsidiaries. This clause (b) is not intended to be a representation of non-infringement, which is covered exclusively by clause (g) below.

(c)     To the Knowledge of Parent, all Parent Patents, Parent Marks and Parent Copyrights are valid and enforceable.

(d)     To the Knowledge of Parent, each Parent Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e)     Except as set forth in Section 3.9(e) of the Parent Disclosure Schedule, no Parent Patent is now involved in any interference, reissue, re-examination or opposition proceeding.

(f)     There are no pending or, to the Knowledge of Parent, threatened claims against Parent or any of its Subsidiaries or any of their employees alleging that the operation of the Parent Business or any activity by Parent or its Subsidiaries, or the manufacture, sale, offer for sale, importation, infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Parent Intellectual Property is invalid or unenforceable.

(g)     To the Knowledge of Parent, neither the operation of the Parent Business, nor any activity by Parent or any of its Subsidiaries, nor manufacture, use, importation, offer for sale infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h)     Except with respect to fees payable to third party licensors pursuant to the Parent In-Licenses, none of Parent or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property. Except as set forth in Section 3.9(h) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders that: (i) restrict Parent’s or any of its Subsidiaries’ rights to use any Parent Intellectual Property, (ii) restrict the Parent Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Parent Intellectual Property (excluding any rights granted to any third parties pursuant to the Parent Out-Licenses).

(i)     All former and current employees, consultants and contractors of Parent and its Subsidiaries who have been involved in the creation and/or development of any Parent Intellectual Property have executed written instruments with Parent or one or more of its Subsidiaries that assign to Parent all rights, title and interest in and to any and all Intellectual Property created and/or developed by such employee, consultant or contractor in the course of their employment or engagement with Parent or the applicable Subsidiary.

(j)     To the Knowledge of Parent, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Parent Intellectual Property owned by, or exclusively licensed to, Parent or any of its Subsidiaries, or the rights of Parent or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Parent Intellectual Property owned by, or exclusively licensed to, Parent or any of its Subsidiaries, or the subject matter thereof.

(k)     Parent and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Parent or any of its Subsidiaries or used or held for use by Parent or any of its Subsidiaries in the Parent Business (the “Parent Trade Secrets”).

(l)     Following the Closing Date, the Surviving Entity will have substantially similar rights and privileges in the Parent Intellectual Property as Parent and its Subsidiaries had in the Parent Intellectual Property immediately prior to the Closing Date.

Section 3.10     Material Contracts. Section 3.10 of the Parent Disclosure Schedule is a correct and complete list of each currently effective Parent Contract described in clauses (a) through (m) below:

(a)     the Parent Leases and the Parent Ancillary Lease Documents;

(b)     for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Parent or any of its Subsidiaries of, or pursuant to which in the last year Parent or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c)     for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Parent or any of its Subsidiaries of, or pursuant to which in the last year Parent or any of its Subsidiaries received, in the aggregate, $100,000 or more;

(d)     that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)     relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f)     any management, employment, severance, retention, transaction bonus, change in control, consulting or other similar Contract between: (i) Parent or any of its Subsidiaries, on the one hand, and (ii) any employee, director or other service provider of Parent or its Subsidiaries, on the other hand, other than any such Contract that is terminable “at will” or without any obligation in excess of $50,000 on the part of Parent or any of its Subsidiaries to make any severance, bonus, termination, change in control or similar payment or to provide any other benefit with a value in excess of $50,000 (other than benefits required to be provided by applicable Law);

(g)     which by its terms limits in any respect (i) the localities in which all or any significant portion of the business and operations of Parent or any Affiliate of Parent (which will include the Surviving Entity after the Closing), or (ii) the right of Parent or any Affiliate of Parent (which will include the Surviving Entity after the Closing) to compete with any Person;

(h)     in respect of any Parent Intellectual Property that provides for annual payments of, or pursuant to which in the last year Parent or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

(i)     containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or any of its Subsidiaries;

(j)     with any Governmental Authority;

(k)     any Contract with (a) an executive officer or director of Parent or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Parent or any of its Subsidiaries, or (c) to the Knowledge of Parent, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Parent or its Subsidiaries);

(l)     any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or the Merger, the issuance of the Merger Shares or the Private Placement; or

(m)     relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Parent or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business.

There are no material Parent Contracts that are not in written form. Except as set forth on Section 3.10 of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent, nor, to the Knowledge of Parent, any other party to a Parent Material Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Parent or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (m) above or any Parent Contract listed in Section 3.13(m) or Section 3.15 of the Parent Disclosure Schedule (any such agreement, contract or commitment, a “Parent Material Contract”) in such manner as would permit any other party to cancel or terminate any such Parent Material Contract. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Merger, the issuance of the Merger Shares and the Private Placement will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Parent to any Person under any Parent Material Contract or give any Person the right to terminate or alter the provisions of any Parent Material Contract.

Section 3.11     Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any Subsidiary of Parent has any Liability, individually or in the aggregate, except for: (a) Liabilities reflected or reserved against in the most recent consolidated balance sheet of Parent (or notes thereto) made available to the Company, (b) normal and recurring current Liabilities that have been incurred by Parent since the date of Parent’s audited consolidated balance sheet at December 31, 2015 in the Ordinary Course of Business, none of which are material, (c) Liabilities for performance of obligations of Parent or any Subsidiary of Parent under Contracts (other than for breach thereof), (d) Liabilities described in Section 3.11 of the Parent Disclosure Schedule, or (e) legal, accounting and financial advisory fees and expenses incurred with respect to the negotiation, documentation and consummation of the transactions contemplated hereby.

Section 3.12     Compliance with Laws; Regulatory Compliance.

(a)     Each of Parent and each of its Subsidiaries is, and for the past four years has been, in compliance with all Laws or Orders. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a Parent Material Adverse Effect.

(b)     Each of Parent and each of its Subsidiaries holds all material Permits from the Food and Drug Administration (the “FDA”) and any other Governmental Authority (any such Governmental Authority, a “Parent Regulatory Agency”) necessary for the operating of the Parent Businesses in material compliance with applicable Laws (the “Parent Permits”), including all Parent Permits required under the Federal Food, Drug and Cosmetic Act of 1938, and the regulations of the FDA promulgated thereunder (the “FDCA”) and the Public Health Service Act of 1944, as amended, and the regulations of the FDA promulgated thereunder (the “PHSA”) and any comparable Laws of other applicable jurisdictions. All such Parent Permits are valid, and in full force and effect. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit. Each of Parent and each of its Subsidiaries is in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit.

(c)     None of Parent or its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee or agent thereof, has made any untrue statement of material fact or a fraudulent statement to the FDA or any other Parent Regulatory Agency, or failed to disclose a material fact required to be disclosed to the FDA or other such Parent Regulatory Agency, or committed an act, made a statement, or failed to make a statement, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of Parent or its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee or agent thereof, has engaged in any activity prohibited under any U.S. federal or state criminal or civil health care Laws, including the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the FDCA, the PHSA, the regulations promulgated pursuant to such Laws, and any equivalent applicable Laws of other jurisdictions (each a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that asserts an alleged violation, in any material respect, of any Health Care Law. None of Parent or any of its Subsidiaries or any employee or agent thereof has, under any Health Care Law, been debarred, excluded, suspended, or otherwise determined to be ineligible to participate in any health care programs of any Governmental Authority, convicted of any crime, or, to the Knowledge of Parent, engaged in any conduct that has resulted or would reasonably be expected to result in any such debarment, exclusion, suspension, ineligibility, or conviction, including any debarment mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Parent nor any of its Subsidiaries is a party to any consent decrees (including plea agreements) or similar actions to which Parent or any of its Subsidiaries or, to the Knowledge of Parent, any director, officer, employee or agent thereof, are bound.

(d)     Parent and each of its Subsidiaries is in compliance in all material respects with all applicable Laws enforced by, and Orders of, the FDA and any other Parent Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging, distribution and promotion of its products. All required pre-clinical toxicology studies conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries and all clinical trials sponsored by Parent or any of its Subsidiaries are being conducted in compliance in all material respects with applicable Parent Permits and applicable Laws, including, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, any applicable requirements of 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. The material results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Company. Each clinical trial conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries has been conducted in compliance in all material respects with all applicable Laws, including the FDCA and the regulations of the FDA promulgated thereunder, including, any applicable requirements of 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. Parent and each of its Subsidiaries has filed with applicable Parent Regulatory Agencies all material notices required to be filed (and made available to the Company copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of Parent or any of its Subsidiaries.

(e)     None of Parent or its Subsidiaries has received any written notice that the FDA or any other Parent Regulatory Agency has initiated, or threatened in writing to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application or similar Health Care Law permit sponsored by Parent or any of its Subsidiaries or otherwise materially restrict the pre-clinical research or clinical study of any drug product being developed by or on behalf of Parent or any of its Subsidiaries, or to recall, suspend or otherwise materially restrict the development or manufacture of any drug product, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(f)     With respect to the Parent Business, Parent and its Subsidiaries have made available to the Company for review copies of any and all material regulatory applications and submissions (and any supplements or amendments thereto) under applicable Health Care Laws, Parent Permits, written notices of inspectional observations, and establishment inspection reports of Parent Regulatory Agencies, notifications, communications, correspondence, registrations, master files, and/or other filings made to, received from or otherwise conducted with a Parent Regulatory Agency, reports or other documents of Parent or its Subsidiaries that assert or address lack of material compliance with any Health Care Laws, or the likelihood or timing of marketing approval of any drug product, records and other materials maintained to comply with applicable Health Care Laws (e.g., regarding good laboratory practice, good clinical practice, and good manufacturing practice), and records that are necessary or advisable in order to obtain Parent Permits or other approvals from Parent Regulatory Agencies. Such books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 3.13     Taxes and Tax Returns.

(a)     Each material Tax Return required to be filed by, or on behalf of, Parent or any of its Subsidiaries, and each material Tax Return in which Parent or any of its Subsidiaries was required to be included, has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

(b)     Parent and each of its Subsidiaries (i) has timely paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has timely and properly withheld and remitted to the appropriate Taxing Authority, or deducted or properly set aside, all material Taxes required to be deducted, withheld or paid in connection with any amounts paid, allocated, accrued or owing to or collected from any employee, independent contractor, agent, supplier, creditor, stockholder, equity holder, partner, member or other third party, and all forms required with respect thereto have been properly completed and timely filed.

(c)     The unpaid Taxes of Parent and its Subsidiaries (A) did not, as of December 31, 2017, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Financial Statements (rather than in any notes thereto), and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.

(d)     There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(e)     None of Parent or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(f)     There is no material Tax claim, audit, investigation, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of Parent or any of its Subsidiaries.

(g)     None of Parent or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the five (5) year period ending on the date of this Agreement.

(h)     None of Parent or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(i)     None of Parent or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Parent, or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor by contract.

(j)     None of Parent or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).

(k)     None of Parent or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)      change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)     “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing;

(iii)     installment sale or open transaction disposition made prior to the Closing;

(iv)     prepaid amount received prior to the Closing Date;

(v)      election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

(vi)     any deferred revenue in existence at the Closing Date.

(l)     None of Parent or any of its Subsidiaries has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No private letter rulings, technical advice memoranda or other similar agreements or rulings relating to Taxes or Tax Returns have been entered into, issued by, or requested from any Taxing Authority with or in respect of the Parent or any of its Subsidiaries.

(m)     No written claim has been made by any Taxing Authority in a jurisdiction where it does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in that jurisdiction and, to the Knowledge of Parent or any of its Subsidiaries, there is no basis for any such claim to be made.

(n)     Neither Parent nor any Subsidiary is an “expatriated entity” within the meaning of Section 7874 of the Code.

(o)     Neither Parent nor any Subsidiary is subject to a material Tax holiday or Tax incentive or grant in any jurisdiction that based on applicable Law is subject to recapture as a result of any act or omission of Parent or a Subsidiary (as applicable) prior to the date hereof or as a result of the transactions contemplated hereunder.

(p)     Neither Parent nor any Subsidiary (A) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (B) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, (C) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.

(q)     None of Parent or any of its Subsidiaries is or has been a party to any joint venture, partnership, or other contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

Section 3.14     Employee Benefit Programs.

(a)     Section 3.14(a) of the Parent Disclosure Schedule sets forth a list of every Employee Program maintained by Parent or any of its Subsidiaries (the “Parent Employee Programs”). Parent has made available to the Company correct and complete copies (or, if a plan is not written, a written description) of all Parent Employee Programs and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter or opinion letter received regarding the tax-qualified status of each Parent Employee Program intended to be so qualified, (iii) the most recent financial statements for each Parent Employee Program, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Parent Employee Program, (v) the current summary plan description for each Parent Employee Program, (vi) all actuarial valuation reports related to any Parent Employee Programs, and (vii) all material correspondence involving any Parent Employee Program sent to or received from any Governmental Authority.

(b)     Each Parent Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance. To the Knowledge of Parent no event or omission has occurred that would reasonably be expected to cause any Parent Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c)     Each Parent Employee Program has been administered in all material respects in accordance with its terms and in accordance with ERISA, the Code and other applicable Laws. With respect to any Parent Employee Program, there has been no (i) non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) breach of fiduciary duty, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Parent, threatened in writing with respect to any Parent Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Parent Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued or otherwise adequately reserved on the Parent Financial Statements.

(d)     No Parent Employee Program has been or is subject to Section 302 or Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan, and Parent does not have any liability for any Employee Program that is subject to Title IV of ERISA or that is or has been maintained, contributed to, or required to be contributed to by an ERISA Affiliate of Parent. None of the Parent Employee Programs provides (or has ever provided) health care or any other welfare benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws to which the former employee pays all required premiums) or has ever promised to provide such post-termination benefits. Neither Parent nor any of its Subsidiaries is a party to any Contract (including any Parent Employee Program) that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(e)     Each Parent Employee Program may be amended, terminated, or otherwise discontinued by Parent after the Closing Date in accordance with its terms without material liability to Parent, any of the Group Companies or any of their respective Subsidiaries.

(f)     Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (such as termination of employment), (i) entitle any current or former employee or other service provider to any compensatory payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or (ii) enhance any benefits or accelerate the time or payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Parent Employee Program or otherwise.

(g)     Except as set forth in Section 3.14(g) of the Parent Disclosure Schedule, there is no Contract, plan, agreement or arrangement covering any employee of or other service provider to Parent or its Subsidiaries that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Parent or its Subsidiaries made any such payment, and the consummation of the transactions contemplated herein shall not obligate Parent or its Subsidiaries to make any parachute payment subject to Section 280G of the Code.

(h)     Each Parent Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in material compliance with all operational and documentary requirements of Section 409A of the Code in all material respects since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the regulations and other guidance issued thereunder. No stock option granted under the Parent Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. Parent has no Liability to gross-up or indemnify any individual with respect to any Tax imposed pursuant to Code Sections 409A or 4999.

(i)     With respect to each Parent Employee Program subject to foreign Law (i) each such Parent Employee Program required to be registered has been registered and has been maintained in all material respects in accordance with applicable foreign Law, (ii) if intended to qualify for special Tax treatment, such Parent Employee Program meets all material requirements for such treatment and (iii) if required under applicable Law to be funded or book reserved, such Parent Employee Program is funded or book reserved, as appropriate, in all material respects to the extent so required by applicable Law. Each Parent Employee Program subject to foreign Law that provides retirement benefits is a defined contribution plan.

(j)     For purposes of this Section 3.14:

(i)     An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered current or former employees of such entity (or their spouses, dependents, or beneficiaries).

(ii)     An entity is an “ERISA Affiliate” of Parent if it would have ever been considered a single employer with Parent or any Subsidiary of Parent under ERISA Section 4001(b) or Code Section 414(b), (c), or (m).

(k)     Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.14(a) through Section 3.14(i) constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to ERISA and other Laws relating to employee benefits matters.

Section 3.15     Labor and Employment Matters. Except as set forth on Section 3.15 of the Parent Disclosure Schedule:

(a)     None of Parent or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. Neither Parent nor any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending any labor strike or lockout involving Parent or any of its Subsidiaries.

(b)     (i) Parent and its Subsidiaries are in compliance in all material respects with all applicable material Labor Laws and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages, (ii) neither Parent nor any of its Subsidiaries is delinquent in any payments to any employee or to any temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Parent Business and classified by Parent or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Parent or any of its Subsidiaries through its respective payroll department (“Parent Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Parent Contingent Workers, (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries in any judicial, regulatory or administrative forum or under any private dispute resolution procedure, (iv) all employees of Parent and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Parent or any of its Subsidiaries or any policy or practice of Parent or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Parent or any of its Subsidiaries, and (v) neither Parent nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign Law affecting any site of employment of Parent or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of Parent or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Parent or any of its Subsidiaries, and (vi) there are no pending or, to the Knowledge of Parent, threatened or reasonably anticipated claims or actions against Parent or any of its Subsidiaries under any workers’ compensation policy or long-term disability policy.

(c)     Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.15(a) and Section 3.15(b) constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to collective bargaining matters and compliance with Labor Laws.

Section 3.16     Environmental Matters.

(a)     Parent and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Parent Leased Real Property;

(b)     none of Parent or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Parent or its Subsidiaries at or on the Parent Leased Real Property that requires reporting, investigation or remediation by Parent or its Subsidiaries pursuant to any Environmental Law; and

(c)     none of Parent or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law, or (ii) been subject to or, to the Knowledge of Parent, threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law.

(d)     Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.16 constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to Environmental Laws.

Section 3.17     Insurance. Parent has made available to the Company accurate and complete copies of all material insurance policies relating to the business, assets, liabilities and operations of Parent and each Subsidiary of Parent, as of the date hereof. Each of such insurance policies is in full force and effect and Parent and each Subsidiary of Parent are in compliance in all material respects with the terms thereof, and no notice of cancellation or modification has been received by Parent or any Subsidiary and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by an insured thereunder.

Section 3.18     Books and Records. Each of the minute and record books of Parent and its Subsidiaries has been made available to the Company and contains, in all material respects, complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Parent, since January 1, 2015 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted.

Section 3.19     Transactions with Affiliates. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2017 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of Parent as of the date of this Agreement.

Section 3.20     Legal Proceedings; Orders.

(a)     Except as set forth in Section 3.20 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent, any Subsidiary of Parent or any director or officer of Parent (in his or her capacity as such) or any of the material assets owned or used by Parent and/or any Subsidiary, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger, the issuance of the Merger Shares or the Private Placement. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)     There is no order, writ, injunction, judgment or decree to which Parent or any Subsidiary of Parent, or any of the material assets owned or used by Parent or any Subsidiary of Parent, is subject. To the Knowledge of Parent, no executive officer of Parent or any Subsidiary of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Parent Business or to any material assets owned or used by Parent or any Subsidiary of Parent.

Section 3.21     Illegal Payments; Anti-Corruption.

(a)     None of Parent, any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any foreign official, foreign political party or official thereof or candidate for foreign political office for the purpose of: (i) influencing any act or decision of such foreign official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions, or (ii) inducing such foreign official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Parent, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Parent or any of its Subsidiaries.

(b)     Parent and its Subsidiaries, and their directors, officers, employees, and to the Knowledge of Parent, agents, are now and have been for the past five years in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable Laws relating to anti-bribery and anti-corruption, Sanctions and export/import controls, and Parent and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with such Laws.

(c)     Parent and its Subsidiaries have maintained and currently maintain books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries.

(d)     None of Parent or its Subsidiaries, or any of their directors, officers, employees, or, to the Knowledge of Parent, agents is a Person that is, or is owned or controlled by Persons that are: (A) the subject of any Sanctions, or (B) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea, and Syria).

(e)     For the past five years, Parent and its Subsidiaries have not engaged in, and neither Parent nor any of its Subsidiaries are now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(f)     In the past five years, Parent and its Subsidiaries have not been penalized for, threatened to be charged with, or given notice of, or, to the Knowledge of Parent, under investigation with respect to, any violation of, any Laws relating to anti-corruption or anti-bribery, Sanctions, or export/import controls.

Section 3.22     No Financial Advisor. Except as set forth on Section 3.22 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent.

Section 3.23     Directors and Officers of Parent. At and immediately after the Closing Date, the size of the Board of Directors of Parent is five (5), and the initial directors to serve on the Board of Directors of the Parent are as specified in Schedule 3.23(a). Within thirty (30) days after the Closing Date, the size of the Board of Directors will be increased to seven (7) and the Board of Directors will be reconstituted to be composed of the Persons specified in Schedule 3.23(b). From their appointment, each such Person shall serve as a director until his or her respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. At and immediately after the Closing Date, the officers of Parent are as specified in Schedule 3.23.

Article 4
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.1     Filings; Other Actions. Parent and the Company shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.2     Tax Matters. The Company shall bear all transfer, value-added, documentary, sales, excise, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, and Parent shall file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law or to the extent reasonably requested, each party shall, cooperate in the preparation and filing and join in the execution of any such Tax Returns and other documentation.

Section 4.3     Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement.

Section 4.4     Amendment to Parent Incentive Plan; Information Statement. Within one Business Day of the date hereof, the Board of Directors of Parent will approve an amendment to the Parent Stock Option Plan (the “Plan Amendment”) to reserve for issuance an additional number of shares of Parent Common Stock equal to 10% of the total number of shares of Parent Common Stock outstanding immediately after the Merger and the Private Placement (the “New Incentive Plan Shares”). Stockholders of Parent have approved, on the date hereof, pursuant to a written consent executed by stockholders of Parent sufficient to approve the Plan Amendment (after giving effect to the Merger and the Private Placement). Within five (5) days of the Closing, Parent shall prepare and cause to be filed with the SEC a Schedule 14C Information Statement disclosing stockholder approval of the Plan Amendment, which Plan Amendment will become effective 20 calendar days from the date of the filing of a Schedule 14C Information Statement disclosing stockholder approval of the Plan Amendment.

Section 4.5     Registration Rights.

(a)     On or before May 1, 2019 (the “Filing Deadline”), Parent will prepare and file with the SEC a Form S-1 Registration Statement covering the resale of the shares of Parent Common Stock issued pursuant to Section 1.5(a) (the “Registrable Securities”). In the event that Parent files the Form S-1 Registration Statement and thereafter becomes eligible to use a Shelf Registration Statement on Form S-3 (an “S-3 Registration Statement”; and together with the Form S-1 Registration Statement, a “Shelf Registration Statement”), Parent shall use its reasonable best efforts to convert the Form S-1 Registration Statement to an S-3 Registration Statement (which shall be an Automatic Shelf Registration Statement if Parent is a well-known seasoned issuer as defined in Rule 405 of the Securities Act) within ninety (90) after Parent becomes so eligible. Parent will use reasonable best efforts to cause the Shelf Registration Statement to be declared effective prior to the first anniversary of the Closing Date (the “Effectiveness Deadline”) and be maintained effective until the earliest to occur of: (i) the date as of which the Company Shareholders may sell all of the Registrable Securities covered by the Shelf Registration Statement without restriction, including any volume restriction, pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act, or (ii) the date that all of the shares of Parent Common Stock issued pursuant to Section 1.5(a) have actually been sold (the “Registration Period”). If a Form S-1 Registration Statement was converted to an S-3 Registration Statement and Parent thereafter became ineligible to use an S-3 Registration Statement, Parent shall file a Form S-1 Registration Statement not later than thirty (30) Business Days after the date of such ineligibility, and shall use its reasonable best efforts to have such Form S-1 Registration Statement declared effective by the later of (x) the Effectiveness Deadline and (y) the date that is sixty (60) days after the date of such filing.

(b)     The Company Shareholders shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section 4.5 (“Legal Counsel”). Parent and Legal Counsel shall reasonably cooperate with each other in performing Parent’s obligations under this Section 4.5.

(c)     If (a) a Shelf Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by Parent pursuant to this Agreement is not declared effective by the SEC on or before the Effectiveness Deadline (an “Effectiveness Failure”) or (b) on any day after the Shelf Effective Date, sales of all of the Registrable Securities required to be included on such Shelf Registration Statement cannot be made (other than during an Allowable Grace Period) pursuant to such Shelf Registration Statement (including, without limitation, because of a failure to keep such Shelf Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Shelf Registration Statement or to register a sufficient number of shares of Parent Common Stock) (a “Maintenance Failure”) then, as partial relief to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Parent Common Stock (which remedy shall be exclusive of any other remedies available at law or in equity), Parent shall pay to each holder of Registrable Securities relating to such Shelf Registration Statement an amount in cash equal to one percent (1.0%) of the value of such holder’s pro rata Share of the Merger Shares (based on the Parent Share Price) on each of the following dates: (i) the day of an Effectiveness Failure and on every thirtieth day (pro-rated for periods totaling less than thirty (30) days) thereafter until such Effectiveness Failure is cured; and (ii) the initial day of a Maintenance Failure and on every thirtieth day (pro-rated for periods totaling less than thirty (30) days) thereafter until such Maintenance Failure is cured. The payments to which a holder shall be entitled pursuant to this Section 4.5 are referred to herein as “Registration Delay Payments.” The first such Registration Delay Payment shall be paid within ten (10) Business Days after the event or failure giving rise to such Registration Delay Payment occurred and all other Registration Delay Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Delay Payments are incurred and (II) the fifth (5th) Business Day after the event or failure giving rise to the Registration Delay Payments is cured. Notwithstanding anything to the contrary in this Section 4.5(c), no Registration Delay Payments will be due and payable by Parent in the event that an Effectiveness Failure occurs as a result of (x) any action by the SEC to delay the effectiveness of the Shelf Registration Statement (or to require the filing of a new Shelf Registration Statement) in connection with General Instruction I.B.6 to Form S-3 or any related rule or policy or (y) as result of any action or inaction of any of the Company Shareholders or any delay in responding by Legal Counsel. In no event will the aggregate Registration Delay Payments exceed an amount equal to $500,000.

(d)     At such time as Parent is obligated to file a Shelf Registration Statement with the SEC pursuant to this Section 4.5, Parent will use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, Parent shall have the following obligations:

(i)     Parent shall ensure that each Shelf Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(ii)     Parent shall use its reasonable best efforts to prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Shelf Registration Statement and the prospectus used in connection with such Shelf Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Shelf Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of Parent covered by such Shelf Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Shelf Registration Statement.

(iii)     Parent shall (A) permit Legal Counsel to review and comment upon (1) a Shelf Registration Statement at least five (5) Business Days prior to its filing with the SEC and (2) all amendments and supplements to any Shelf Registration Statement within a reasonable number of days prior to their filing with the SEC, and (B) not file any Shelf Registration Statement or amendment or supplement thereto in a form to which Legal Counsel reasonably objects.  Parent shall not submit a request for acceleration of the effectiveness of a Shelf Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld. Parent shall furnish to Legal Counsel, without charge, (A) copies of any correspondence from the SEC or the staff of the SEC to the Parent or its Representatives relating to any Shelf Registration Statement, (B) promptly after the same is prepared and filed with the CEC, one copy of any Shelf Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by the Company Shareholders, and all exhibits and (C) upon the effectiveness of any Shelf Registration Statement, one copy of the prospectus included in such Shelf Registration Statement and all amendments and supplements thereto. Parent shall reasonably cooperate with Legal Counsel in performing Parent’s obligations pursuant to this Section 4.5.

(iv)     Parent shall furnish to the Company Shareholders, without charge (A) promptly after the Shelf Registration Statement is prepared and filed with the SEC, at least one copy of the such Shelf Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by the Company Shareholder, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of any Shelf Registration Statement, ten (10) copies of the prospectus included in such Shelf Registration Statement and all amendments and supplements thereto and (iii) such other documents, including copies of any preliminary or final prospectus, as the Company Shareholder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities.

(v)     Parent shall use its reasonable best efforts to (A) register and qualify, unless an exemption from registration and qualification applies, the resale by the holders of the Registrable Securities covered by a Shelf Registration Statement under such other securities or “blue sky” laws of all applicable jurisdictions in the United States, (B) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (C) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (D) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.5(d)(iv), (B) subject itself to general taxation in any such jurisdiction, or (C) file a general consent to service of process in any such jurisdiction. Parent shall promptly notify Legal Counsel and the Company Shareholders of the receipt by Parent of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of notice of the initiation or threatening of any proceeding for such purpose.

(vi)     Parent shall notify Legal Counsel and the Company Shareholders in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, promptly prepare a supplement or amendment to such Shelf Registration Statement to correct such untrue statement or omission, and deliver one copy of such supplement or amendment to Legal Counsel and the Company Shareholders (or such other number of copies as Legal Counsel or the Company Shareholders may reasonably request). Parent shall also promptly notify Legal Counsel and the Company Shareholders in writing (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Shelf Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and the Company Shareholders by confirmed electronic mail on the same day of such effectiveness and by overnight mail), (B) of any request by the SEC for amendments or supplements to a Shelf Registration Statement or related prospectus or related information, and (C) of Parent’s reasonable determination that a post-effective amendment to a Shelf Registration Statement would be appropriate.

(vii)     Parent shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Shelf Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and the Company Shareholder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of notice of the initiation or threat of any proceeding for such purpose.

(viii)     If a Company Shareholder is required under applicable securities law to be described in the Shelf Registration Statement as an underwriter, at the reasonable request of such Company Shareholder, Parent shall use its reasonable best efforts to furnish to such Company Shareholder, on the date of the effectiveness of the Shelf Registration Statement and thereafter from time to time on such dates as such Company Shareholder may reasonably request (i) a letter, dated such date, from Parent’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Company Shareholder, and (ii) an opinion, dated as of such date, of counsel representing Parent for purposes of the such Shelf Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to such Company Shareholder.

(ix)     If a Company Shareholder is required under applicable securities law to be described in the Shelf Registration Statement as an underwriter, upon the written request of the Company Shareholder in connection with the Company Shareholder’s due diligence requirements, if any, Parent shall make available for inspection by (i) the Company Shareholder, (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Company Shareholder (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause Parent’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to the Company Shareholder) or use of any Record or other information which Parent determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Shelf Registration Statement or is otherwise required under the Securities Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement. Each Company Shareholder agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to Parent and allow Parent, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between Parent and the Company Shareholder) shall be deemed to limit the Company Shareholder’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable Laws.

(x)     Parent shall use its best efforts to cause all of the Registrable Securities covered by a Shelf Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by Parent are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange. Parent shall pay all fees and expenses in connection with satisfying its obligation under this Section 4.5(d)(x).

(xi)     Parent shall cooperate with the Company Shareholders and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Shelf Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Company Shareholders may reasonably request and registered in such names as the Company Shareholders may request.

(xii)     If requested by a Company Shareholder, Parent shall (A) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as the Company Shareholder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (B) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (C) as soon as practicable, supplement or make amendments to any Shelf Registration Statement if reasonably requested by the Company Shareholder.

(xiii)     Parent shall use its best efforts to cause the Registrable Securities covered by a Shelf Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

(xiv)     Parent shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

(xv)     Within two (2) Business Days after a Shelf Registration Statement is ordered effective by the SEC, Parent shall deliver, and shall cause Legal Counsel for Parent to deliver, to the Transfer Agent for such Registrable Securities (with copies to the Company Shareholders) confirmation that such Shelf Registration Statement has been declared effective by the SEC.

(xvi)     Notwithstanding anything to the contrary herein, at any time after the Shelf Effective Date, Parent may delay the disclosure of material, non-public information concerning Parent the disclosure of which at the time is not, in the good faith opinion of the Board of Directors and its counsel, in the best interest of Parent and, in the opinion of counsel to Parent, otherwise required (a “Grace Period”); provided, that the Company shall promptly (A) notify the Company Shareholders in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice Parent will not disclose the content of such material, non-public information to the Company Shareholders) and the date on which the Grace Period will begin, and (B) notify the Company Shareholders in writing of the date on which the Grace Period ends; and, provided further, that the Grace Periods shall not exceed an aggregate of twenty (20) Business Days during any three hundred sixty five (365) day period and the first day of any Grace Period must be at least thirty (30) days after the last day of any prior Grace Period (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Company Shareholders receive the notice referred to in clause (A) and shall end on and include the later of the date the Company Shareholders receive the notice referred to in clause (B) and the date referred to in such notice. The provisions of this Section 4.5(d)(xvi) shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 4.5(d)(v) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, Parent shall cause its transfer agent to deliver unlegended shares of Parent Common Stock to a transferee of any Company Shareholder in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which a Company Shareholder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Shelf Registration Statement (unless an exemption from such prospectus delivery requirement exists), prior to the Company Shareholder’s receipt of the notice of a Grace Period and for which the Company Shareholder has not yet settled.

(e)     All reasonable expenses, other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 4.5(c) and Section 4.5(d), including, without limitation, all registration, listing and qualification fees, printers and accounting fees, and reasonable fees and disbursements of the Legal Counsel, shall be paid by Parent; provided that the aggregate reasonable fees and disbursements of Legal Counsel to be paid by Parent shall not exceed $75,000 in the aggregate.

(f)     With a view to making available to the Company Shareholders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Company Shareholders to sell securities of Parent to the public without registration (“Rule 144”), the Parent agrees to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act so long as Parent remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144, and (C) furnish to the Company Shareholders so long as any Company Shareholder owns Registrable Securities, promptly upon request, (i) a written statement by Parent, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent and (iii) such other information as may be reasonably requested to permit the Company Shareholders to sell such securities pursuant to Rule 144 without registration.

(g)     The rights under this Section 4.5 shall be automatically assignable by a Company Shareholder to any transferee of all or any portion of the Company Shareholder’s Registrable Securities if: (A) each Company Shareholder agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to Parent within a reasonable time after such assignment; (B) Parent is, within a reasonable time after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee and (ii) the securities with respect to which such registration rights are being transferred or assigned; (C) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; (D) at or before the time Parent receives the written notice contemplated by clause (B) of this sentence the transferee or assignee agrees in writing with Parent to be bound by all of the provisions contained herein; and (E) such transfer shall have been made in accordance with the applicable requirements of this Agreement.

(h)     Parent will indemnify each Company Shareholder who holds Registrable Securities, each of its officers and directors, partners, members and each person controlling such Company Shareholder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any Shelf Registration Statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such Shelf Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (B) any violation by Parent of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to Parent in connection with any such registration, and in each case, Parent will reimburse each such Company Shareholder, each of its officers and directors, partners, members and each person controlling such Company Shareholder, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on (X) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Parent by an instrument duly executed by such Company Shareholder or controlling person, and stated to be specifically for use therein, (Y) the use by a Company Shareholder of an outdated or defective prospectus after Parent has notified such Company Shareholder in writing that the prospectus is outdated or defective or (Z) a Company Shareholder’s (or any other indemnified person’s) failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such prospectus or supplement; provided, further, that the indemnity agreement contained in this Section 4.5(h) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld).

(i)     Each Company Shareholder holding Registrable Securities will, if Registrable Securities held by such Company Shareholder are included in the securities as to which such registration is being effected, severally and not jointly, indemnify Parent, each of its directors and officers, other holders of Parent’s securities covered by such Shelf Registration Statement, each person who controls Parent within the meaning of Section 15 of the Securities Act, and each such holder, each of its officers and directors and each person controlling such holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (A) any untrue statement (or alleged untrue statement) of a material fact contained in any such Shelf Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, and only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Shelf Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Parent by an instrument duly executed by such Company Shareholder and stated to be specifically for use therein, or (B) any violation by such Company Shareholder of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to such Company Shareholder, and in each case, such Company Shareholder will reimburse Parent, each other holder, and directors, officers, persons, underwriters or control persons of Parent and the other holders for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the indemnity agreement contained in this Section 4.5(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such indemnifying Company Shareholder (which consent shall not be unreasonably withheld or delayed). The liability of any Company Shareholder for indemnification under this Section 4.5(i) in its capacity as a seller of Registrable Securities shall not exceed the amount of net proceeds to such Company Shareholder of the securities sold in any such registration.

(j)     Each party entitled to indemnification under this Section 4.5 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(k)     If the indemnification provided for in this Section 4.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the untrue statement or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Company Shareholder hereunder exceed the proceeds from the offering received by such Company Shareholder. The amount paid or payable by a party as a result of any loss, claim, damage or liability shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 4.5 was available to such party in accordance with its terms.

(l)     The Parties hereto acknowledge and agree that the Company Shareholders are express third-party beneficiaries to this Section 4.5 and each is entitled to the rights and benefits under this Section 4.5 and may enforce such provision as if it were a party hereto. Section 4.5 cannot be amended, modified or waived without the express written consent of the Company Shareholders. The obligations under this Section 4.5 shall survive completion of any offering of Registrable Securities in a Shelf Registration Statement and the termination of this Agreement. The indemnity and contribution agreements in this Section 4.5 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of other remedies or causes of action that the parties may have under this Agreement.

Article 5
NO INDEMNIFICATION

Section 5.1     No Indemnification by Parent or the Surviving Entity. Neither Parent nor the Surviving Entity shall have any obligation to indemnify the Company Shareholders for any breach of any representation or warranty made by, or any covenant or agreement of, Parent or Merger Sub in this Agreement. For the avoidance of any doubt, this Section 5.1 shall not be deemed to limit in any way Parent’s obligation to indemnify the Company Shareholders pursuant to the terms of Section 4.5(h).

Section 5.2     No Indemnification by the Company. The Company shall not have any obligation to indemnify Parent or any Parent Stockholders for any breach of any representation or warranty made by, or any covenant or agreement of, the Company in this Agreement.

Article 6
MISCELLANEOUS PROVISIONS

Section 6.1     Non-Survival of Representations and Warranties. The representations and warranties of the Company and Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate effective as of the Closing, and only the covenants that by their terms survive the Closing and Article 5 and this Article 6 shall survive the Closing.

Section 6.2     Amendment. At any time prior to the Closing Date, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 6.3     Waiver.

(a)     No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)     No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.4     Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.

Section 6.5     Counterparts; Exchanges Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 6.6     Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws, except that the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Company, the cancellation of the Company Ordinary Shares in consideration of the issue of the Merger Shares, the fiduciary or other duties of the Company’s Board of Directors; and the internal corporate affairs of the Company. Except as provided in the prior sentence, any action or proceeding between any of the parties arising out of or relating to this Agreement or the Merger, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 6.6, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.9 of this Agreement.

Section 6.7     Expenses; Attorneys’ Fees. Except otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such expenses. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable documented sum for its attorneys’ fees and all other reasonable documented costs and expenses incurred in such action or suit.

Section 6.8     Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (a) the parties hereto, and (b) as provided in Section 4.5(h), which is intended for the benefit of Company Shareholders) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.9     Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Attention: Legal Department

Email: mtempleton@windtreetx.com
Telephone: (215) 488-9300

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Email:         ira.kotel@dentons.com

Attention:  Ira Kotel, Esq.

if to the Company:

CVie Investments Limited

1/F Building 20E Phase 3 Hong Kong Science Park

Shatin Hong Kong

Attention: Jason Chow

Email:   jason.chow@leespharm.com

Telephone: +852 2314 6500

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Arthur C. Mok

                Christopher D. Comeau

Email:      arthur.mok@ropesgray.com

                christopher.comeau@ropesgray.com

Section 6.10     Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Merger and to carry out the intent and purposes of this Agreement.

Section 6.11     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 6.12     Construction.

(a)     For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

(b)     The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement and the agreements contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof.

(d)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)     The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)     Any reference to any Laws will be deemed also to refer to such Laws and all rules and regulations promulgated thereunder, in each case as amended, modified, codified, replaced or reenacted, in whole or in part.

(g)     A reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in-interest, successors and permitted assigns.

(h)     Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

Section 6.13     Definitions. As used in this Agreement (except as specifically otherwise defined):

“AEROSURF Warrants” has the meaning set forth in the Recitals.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allowable Grace Period” has the meaning set forth in Section 4.5(d)(xvi).

“Anticorruption Laws” means the FCPA and all similar anti-bribery Laws applicable to the Company or Parent and its Subsidiaries, as applicable.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in the Commonwealth of Massachusetts.

“Cayman Companies Law” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or may materially affect the tenancy at any Parent Leased Real Property.

“Company Articles” has the meaning set forth in Section 2.1(a).

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Business” means the business of the Group Companies as currently conducted.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which any of the Group Companies is a party.

“Company Copyrights” has the meaning set forth in Section 2.9(a).

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Governing Documents” has the meaning set forth in Section 2.1(a).

“Company In-Licenses” has the meaning set forth in Section 2.9(a).

“Company Intellectual Property” means all Intellectual Property owned by any of the Group Companies or used or held for use by any of the Group Companies in the Company Business. “Company Intellectual Property” includes, without limitation, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Interim Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Interim Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Leased Real Property” means the real property leased, subleased or licensed by the any of the Group Companies that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by any of the Group Companies as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by any of the Group Companies, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Group Companies, taken as a whole, or (b) prevent or materially delay the ability of any of the Group Companies to consummate the Merger.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Memorandum” has the meaning set forth in Section 2.1(a).

“Company Ordinary Shares” means the ordinary shares, $0.0001 par value per share, of the Company.

“Company Out-Licenses” has the meaning set forth in Section 2.9(a).

“Company Owned Real Property” means the real property in which any of the Group Companies has any fee title (or equivalent).

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Permits” has the meaning set forth in Section 2.12(b).

“Company Shareholder Approval” has the meaning set forth in Section 2.3.

“Company Shareholders” means holders of ordinary shares of the Company immediately prior to the Closing.

“Company Taiwan Subsidiary” means CVie Therapeutics Limited, a Taiwan corporation organized under the laws of the Republic of China.

“Company Trade Secrets” has the meaning set forth in Section 2.9(k).

“Confidentiality Agreement” means that certain confidential disclosure agreement, dated as of December 14, 2017, by and between the Company Taiwan Subsidiary and Parent.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“Effectiveness Deadline” has the meaning set forth in Section 4.5(a).

“Effectiveness Failure” has the meaning set forth in Section 4.5(c).

“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA, and (B) all employment, consulting, salary, equity and equity-based compensation, retention, bonus, incentive, severance, deferred compensation, supplemental income, vacation, profit sharing, executive compensation, change in control, material fringe benefit, vacation, retiree benefit, health or other medical, dental, vision, life, disability or other insurance plan, program, agreement or arrangement and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 125, 127, 129 or 137 or any arrangement intended to qualify for special Tax treatment under the provisions of applicable foreign Law. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), charge, lease, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, or similar condition restriction or any agreement to file any of the foregoing, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Section 3.14(j)(ii), as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 0.3512.

“FDA” has the meaning set forth in Section 3.12(b).

“FDCA” has the meaning set forth in Section 3.12(b).

“Filing Deadline” has the meaning set forth in Section 4.5(a).

“Financing Agreement” has the meaning set forth in the Recitals.

“Form S-1 Registration Statement” means the registration statement on Form S-1 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Grace Period” has the meaning set forth in Section 4.5(d)(xvi).

“Group Companies” means the Company and its Subsidiaries.

“Group Governing Documents” has the meaning set forth in Section 2.1(b).

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” has the meaning set forth in Section 3.12(c).

“IFRS” means International Financial Reporting Standards, as in effect from time to time and applied on a consistent basis throughout the periods involved.

“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) under leases required to be accounted for as capital leases under GAAP, (d) all obligations in respect of outstanding letters of credit, (e) issued or assumed as the deferred purchase price of property (other than trade payables or accruals in the Ordinary Course of Business), (f) for the reimbursement of any obligor on any letter of credit or banker’s acceptance; or (g) guarantees relating to any such Liabilities.

“Indemnified Party” has the meaning set forth in Section 4.5(j).

“Indemnifying Party” has the meaning set forth in Section 4.5(j).

“Inspectors” has the meaning set forth in Section 4.5(d)(ix).

“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”), (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”), (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”), (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”), (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Investors” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Parent” means the actual knowledge of the chief executive officer, chief financial officer and chief medical officer of Parent, after reasonable inquiry.

“Knowledge of the Company” means the actual knowledge of the chairman, president and chief operating officer, finance manager and chief scientific officer of the Company Taiwan Subsidiary, after reasonable inquiry.

“Labor Laws” means all Laws regarding labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, any bargaining or other obligations under the National Labor Relations Act, and any comparable or similar state or local Laws or foreign Laws (including, without limitation, the laws of Taiwan).

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Leased Real Property” means Company Leased Real Property or Parent Leased Real Property.

“Legal Counsel” has the meaning set forth in Section 4.5(b).

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority.

“Liability” means any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, determined, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP or IFRS, as applicable).

“Lock-up Agreements” has the meaning set forth in the Recitals.

“Maintenance Failure” has the meaning set forth in Section 4.5(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” has the meaning set forth in Section 1.5.

“Merger Sub” has the meaning set forth in the Preamble.

“MHW” has the meaning set forth in Section 2.12(b).

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section (3)(37) of ERISA.

“New Incentive Plan Shares” has the meaning set forth in Section 4.4.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party, consistent with past practice.

“Parent” has the meaning set forth in the Preamble.

“Parent Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Parent Leased Real Property that materially affect or may materially affect the tenancy at any Parent Leased Real Property.

“Parent Business” means the business of Parent and any Subsidiary as currently conducted and currently proposed to be conducted.

“Parent Bylaws” means the Restated Bylaws of Parent, as amended and in effect on the date hereof.

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Charter” means the Restated Certificate of Incorporation of Parent, as amended and in effect on the date hereof.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Contingent Workers” has the meaning set forth in Section 3.15(b).

“Parent Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Parent is a party.

“Parent Convertible Preferred Note” means that certain convertible preferred promissory note in favor of Panacea Venture Management Company Ltd. on July 2, 2018.

“Parent Copyrights” has the meaning set forth in Section 3.9(a).

“Parent Diluted Share Number” means 24,397,834, which is equal to: (a) the number of shares of Parent Common Stock outstanding immediately prior to the Closing Date, plus (b) the number of shares of Parent Common Stock to be issued upon conversion of any Parent Preferred Stock (if any) plus (c) the number of shares of Parent Common Stock to be issued to holders of Company Ordinary Shares pursuant to Section 1.5(a)(ii), plus (d) the number of shares of Parent Common Stock to be issued pursuant to the Parent Restricted Stock Units, plus (e) the number of shares of Parent Common Stock to be issued upon the exercise of any Parent Stock Options, plus (f) the number of shares of the Parent Common Stock to be issued upon the exercise of any Parent Warrants, plus (g) the shares of Parent Common Stock to be issued upon exercise of the AEROSURF Warrants. For the avoidance of doubt, the Parent Diluted Share Number does not include the number of shares of Parent stock to be issued in the Private Placement.

“Parent Disclosure Schedule” has the meaning set forth in Article 3.

“Parent Employee Programs” has the meaning set forth in Section 3.14(a).

“Parent Financial Statements” has the meaning set forth in Section 3.5(c).

“Parent In-Licenses” has the meaning set forth in Section 3.9(a).

“Parent Intellectual Property” means all Intellectual Property owned by Parent or any of its Subsidiaries or used or held for use by Parent or any of its Subsidiaries in the Parent Business. “Parent Intellectual Property” includes, without limitation, Parent Patents, Parent Marks, Parent Copyrights and Parent Trade Secrets.

“Parent Leased Real Property” means the real property leased, subleased or licensed by Parent, or any Subsidiary thereof, that is related to or used in connection with the Parent Business, and the real property leased, subleased or licensed by Parent or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Parent or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Parent Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Parent Leased Real Property.

“Parent Marks” has the meaning set forth in Section 3.9(a).

“Parent Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger.

“Parent Material Contract” has the meaning set forth in Section 3.10.

“Parent Out-Licenses” has the meaning set forth in Section 3.9(a).

“Parent Owned Real Property” means the real property in which Parent or any of its Subsidiaries has any fee title (or equivalent).

“Parent Patents” has the meaning set forth in Section 3.9(a).

“Parent Permits” has the meaning set forth in Section 3.12(b).

“Parent Preferred Stock” means the preferred stock, par value $0.001 per share, of Parent.

“Parent Regulatory Agency” has the meaning set forth in Section 3.12(b).

“Parent Restricted Stock Unit” or “Parent Restricted Stock Units” means awards of restricted stock units with respect to Company Ordinary Shares, whether issued under of the Parent Stock Option Plan or assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted.

“Parent SEC Reports” has the meaning set forth in Section 3.5(a).

“Parent Share Price” means $4.15.

“Parent Stock Option Plan” means Parent’s 2011 Long-Term Incentive Compensation Plan, as amended from time to time.

“Parent Stock Options” means options to purchase Parent Common Stock issued under the Parent Stock Option Plan.

“Parent Stockholders” means the holders of the capital stock of Parent.

“Parent Trade Secrets” has the meaning set forth in Section 3.9(k).

“Parent Warrants” means each outstanding warrant to purchase shares of Parent Common Stock.

“Party” or “Parties” means Parent, Merger Sub and the Company.

“Patient Information” has the meaning set forth in Section 2.12(h).

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, and which have been adequately reserved under GAAP or IFRS, as applicable to Parent or the Company, respectively, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by the Company and being transferred to Parent or Merger Sub at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable to the Company.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“PHSA” has the meaning set forth in Section 3.12(b).

“Plan Amendment” has the meaning set forth in Section 4.4.

“Plan of Merger” has the meaning set forth in Section 1.3.

“Private Placement” has the meaning set forth in the Recitals.

“Records” has the meaning set forth in Section 4.5(d)(ix).

“Registrable Securities” has the meaning set forth in Section 4.5(a).

“Registration Delay Payments” has the meaning set forth in Section 4.5(c).

“Registration Period” has the meaning set forth in Section 4.5(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Group Companies, Parent, Merger Sub, or any of their respective Subsidiaries, as the case may be.

“Rule 144” has the meaning set forth in Section 4.5(f).

“Rules” has the meaning set forth in Section 2.12(c).

“S-3 Registration Statement” has the meaning set forth in Section 4.5(a).

“Sanctions” has the meaning set forth in Section 2.20(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Effective Date” means the date a Shelf Registration Statement has been declared effective by the SEC.

“Shelf Registration Statement” has the meaning set forth in Section 4.5(a).

“Specified Parent Equity” means shares of Parent Common Stock, shares of Parent Preferred Stock, shares of Parent Common Stock to be issued pursuant to the Parent Restricted Stock Units, Parent Stock Options, and Parent Warrants.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all taxes or other like governmental charges in the nature of taxes, including taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum or add-on, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, escheat, windfall, use, service, service use, license, net worth, customs duties, registration, equalization, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code as in effect or tax years prior to January 1, 2018), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other Taxing Authority (whether U.S. or non-U.S. including any state, county, local, or non-U.S. government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis, and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party Intellectual Property” has the meaning set forth in Section 2.9(f).

“Transfer Agent” has the meaning set forth in Section 1.7(a).

“WARN Act” has the meaning set forth in Section 2.15(b).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

WINDTREE THERAPEUTICS, INC. By: /s/ Craig Fraser Name: Craig Fraser Title: President and Chief Executive Officer

WT ACQUISITION CORP. By: /s/ John Tattory Name: John Tattory Title: Director

CVIE INVESTMENTS LIMITED By: /s/ Dr. Benjamin Li Name: Dr. Benjamin Li Title: Authorized Signatory

Signature Page to Merger Agreement